Exhibit 10.1

Execution Version

STOCKHOLDERS AGREEMENT

dated as of

May 16, 2022

among

ASPEN TECHNOLOGY, INC.,

EMERSON ELECTRIC CO.

and

EMR WORLDWIDE INC.

TABLE OF CONTENTS

		Page

ARTICLE I
Definitions

Section 1.1.	Certain Definitions	1
Section 1.2.	Other Terms	8

ARTICLE II
Term

Section 2.1.	Term and Termination	9

ARTICLE III
Corporate Governance Matters

Section 3.1.	Initial Board Composition	9
Section 3.2.	Subsequent Board Composition	10
Section 3.3.	Committees of the Company Board	12
Section 3.4.	Emerson Agreement to Vote	13
Section 3.5.	Chief Executive Officer	13
Section 3.6.	Consent Rights	13
Section 3.7.	Modifications to Business Strategy	17

ARTICLE IV
Other Agreements

Section 4.1.	Confidentiality	17
Section 4.2.	Restrictions on Transferability and Acquisitions	20
Section 4.3.	Preemptive Rights	21
Section 4.4.	Percentage Maintenance Share	23
Section 4.5.	Related Party Transactions	25
Section 4.6.	Non-Compete	25
Section 4.7.	No Solicitation of Employees	26
Section 4.8.	Intercompany Agreements	26
Section 4.9.	Corporate Opportunity	26
Section 4.10.	Nasdaq	29

ARTICLE V
Financial and Other Information

Section 5.1.	Annual, Quarterly and Monthly Financial Information; Emerson’s Operating Reviews	29
Section 5.2.	Emerson Public Filings	30
Section 5.3.	Other Financial Reporting and Compliance Matters	30
Section 5.4.	Production of Witnesses; Records; Cooperation	33

i

SCHEDULE 4.5(B) RELATED PARTY TRANSACTIONS POLICY

SCHEDULE 4.5(C) PRE-AGREED PROCEDURES

SCHEDULE 7.10(A)

SCHEDULE 7.10(E)

ii

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated May 16, 2022 (this “Agreement”), among Emerson Electric Co., a Missouri corporation (“Emerson Parent”), EMR Worldwide Inc., a Delaware corporation and wholly owned subsidiary of Emerson Parent (“Emerson”), and Aspen Technology, Inc., a Delaware corporation (formerly known as Emersub CX, Inc.) (the “Company”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Transaction Agreement and Plan of Merger, dated as of October 10, 2021, and amended as of March 23, 2022 and May 3, 2022, among Emerson Parent, Aspen Technology, Inc., a Delaware corporation (“Old Aspen Tech”), the Company, Emersub CXI, Inc., a Delaware corporation, and Emerson (as further amended from time to time, the “Transaction Agreement”), Emerson Parent and Old Aspen Tech combined the Echo Business (as defined in the Transaction Agreement) with Old Aspen Tech and effected the Transactions (as defined herein);

WHEREAS, pursuant to the Transactions, Emerson holds Company Common Stock (as defined herein); and

WHEREAS, Emerson Parent, Emerson and the Company desire to enter into this Agreement in order to (i) set forth certain of their rights, duties and obligations as a result of the Transactions, (ii) provide for the governance of the Company and (iii) set forth rights and restrictions on certain activities in respect of the Company Common Stock, corporate governance, and other related corporate matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Definitions

Section 1.1.          Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any action, claim, suit, or proceeding, in each case by or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person; provided that no then-member of the Emerson Group shall be deemed to be an Affiliate of any then-member of the Company Group for purposes of this Agreement and no then-member of the Company Group shall be deemed to be an Affiliate of any then-member of the Emerson Group for purposes of this Agreement.

“Applicable Law” means, with respect to any Person, any U.S., non-U.S. or transnational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement (including any stock exchange listing requirements) enacted, adopted, promulgated or applied by a Governmental Authority, that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“beneficially own” means, with respect to Company Common Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the Exchange Act, without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i). The terms “beneficial owner” and “beneficial ownership” shall have correlative meanings.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing” has the meaning ascribed thereto in the Transaction Agreement.

“Common Equivalents” means (i) with respect to Company Common Stock, shares of Company Common Stock, (ii) with respect to any securities that are convertible into or exchangeable for Company Common Stock, the shares of Company Common Stock issuable in respect of the conversion or exchange of such securities into Company Common Stock, (iii) with respect to any options, warrants or other rights to acquire Company Common Stock, the shares of Company Common Stock issuable thereunder and (iv) with respect to any shares of Company Common Stock subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions, such shares of Company Common Stock.

“Company Board” means the board of directors of the Company.

“Company Business” means the business of developing, marketing and selling industrial software; provided that the Company Business expressly excludes the businesses set forth in clauses (ii) and (iii) of the definition of the Emerson Permitted Business.

“Company Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company Covered Employees” means any Continuing Aspen Employees (as defined in the Transaction Agreement) or any Continuing Echo Business Employees (as defined in the Transaction Agreement).

“Company Group” means the Company and, as of the relevant time for which the determination of Company Group is being made, each Subsidiary of the Company.

“Company Independent Director” means each director of the Company who (i) is an Independent Director and (ii) (A) is not an executive officer or employee of any Emerson Group member and (B) would not be a director described under Clauses (A) through (F) of Rule 5605(a)(2) of the Nasdaq listing rules in relation to Emerson Parent assuming Emerson Parent were the “Company” thereunder.

“Company Securities” means (i) the Company Common Stock, (ii) any preferred stock of the Company, (iii) any other capital stock issued by the Company and (iv) any securities convertible into or exchangeable for, or options, warrants or other rights to acquire, Company Common Stock or any other capital or preferred stock issued by the Company.

“Emerson Annual Statements” means the audited annual financial statements and annual reports to shareholders of any Emerson Group member.

“Emerson Contributed Subsidiaries” has the meaning ascribed thereto in the Transaction Agreement.

“Emerson Covered Employees” means any individual employed by Emerson Parent or any of its Subsidiaries (x) in Emerson’s Automation Solutions business or (y) who assists in the provision of any Service (as defined in the Transition Services Agreement) under the Transition Services Agreement.

“Emerson Director” means a member of the Company Board who is an Emerson Designee.

“Emerson Group” means, at any given time, Emerson Parent and each Person (other than any then-member of the Company Group) that is then a Subsidiary of Emerson Parent.

“Emerson Fully-Diluted Ownership Percentage” means, as of any time, the percentage of the then-outstanding Company Common Stock (as determined on a Common Equivalents basis) beneficially owned by the members of the Emerson Group as of such time, calculated on a Fully-Diluted basis.

“Emerson Ownership Percentage” means, as of any time, the percentage of the then-outstanding Company Common Stock beneficially owned by the members of the Emerson Group as of such time.

“Emerson Permitted Business” means (i) any and all of the business activities contemplated under the Intercompany Commercial Agreements, including acting as an agent or reseller of the Company’s products or services, and the Transition Services Agreement (as defined in the Transaction Agreement), (ii) the business of developing, marketing and selling control or hardware-connected technology software products, including software and technology intended for control engineering tools, device level applications, alarm management, distributed control systems (“DCS”), historian, subsystem interfaces, operator environments, human machine interface engineering and runtime, reporting and trending, IO controllers, programmable logic controllers (PLC), SCADA (non-power), protection and prediction systems, embedded advanced control, embedded batch, AMS machinery management, control system diagnostics and system health monitoring, tank management solutions, sensor-based corrosion and erosion solutions, DCS or skid-based blending & transfer solutions, custody transfer solutions, valves diagnostic solutions, connected solution – instruments and Plantweb Insight and (iii) the Emerson Retained Businesses and any natural enhancements or extensions thereof (including by further investments therein).

“Emerson Retained Businesses” means Emerson’s and its Subsidiaries’ software businesses as of immediately after the Closing, including DeltaV, Ovation, ESI, Geofields, Syncade, Zedi, Progea, Bio-G, Fluxa, AMS Device Manager, Mimic, AgileOps, Inmation, PlantWeb Optics, and KNet.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“First Trigger” means the members of the Emerson Group ceasing to beneficially own more than fifty percent (50%) of the outstanding Company Common Stock.

“First Trigger Date” means the date that is forty-five (45) days following the earliest of (x) the date on which the Company notifies Emerson in writing of the First Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the First Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the First Trigger; provided that if on such first date members of the Emerson Group beneficially own more than fifty percent (50%) of the outstanding Company Common Stock (and at no point during such forty-five (45) day period beneficially owned less than forty-five percent (45%) of the outstanding Company Common Stock), the First Trigger and the First Trigger Date shall be deemed to not have occurred for all purposes under this Agreement. For the avoidance of doubt, if at any point during such forty-five (45) day period, members of the Emerson Group beneficially own less than forty-five percent (45%) of the outstanding Company Common Stock, the First Trigger Date shall occur regardless of any subsequent acquisition by members of the Emerson Group of additional shares of Company Common Stock.

“Fourth Trigger Date” means the date on which members of the Emerson Group cease to beneficially own at least ten percent (10%) of the outstanding Company Common Stock.

“Fully-Diluted” means, without duplication, all outstanding shares of Company Common Stock, all shares of Company Common Stock issuable in respect of all outstanding securities convertible into or exchangeable for Company Common Stock, all shares of Company Common Stock issuable in respect of all outstanding options, warrants or other rights to acquire Company Common Stock (regardless of whether the issuance is subject to vesting or other restrictions) and all outstanding shares of Company Common Stock that are subject to restrictions, including the risk of forfeiture or repurchase or voting restrictions (regardless of whether the restrictions are still in force).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, self-regulatory or administrative authority, organization, department, court, agency or official, including any political subdivision thereof.

“Group” means the Emerson Group or the Company Group, as the context requires.

“Independent Director” means a director of the Company who is independent under Nasdaq listing rules; provided that it is understood and agreed that the fact that an individual is an employee, officer or director of a member of the Emerson Group with the Emerson Group may not be the sole basis for the Company Board to determine that such person has a relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director under Nasdaq listing rules.

“Intercompany Commercial Agreements” means any and all Contracts (as defined in the Transaction Agreement) between any member of the Company Group, on the one hand, and any member of the Emerson Group, on the other hand, for the provision or receipt of goods, products or services (including software), in each case, as amended, modified or supplemented from time to time. Intercompany Commercial Agreements shall include the Commercial Agreement (as defined in the Transaction Agreement) as it may be amended from time to time but shall exclude this Agreement and the other Transaction Documents.

“Nasdaq” means The NASDAQ Stock Market LLC, or any successor thereto, or, any other stock exchange or quotation system on which the Company Common Stock is traded.

“Parties” means Emerson Parent, Emerson and the Company.

“Percentage Maintenance Share” means, with respect to any transaction in which Company Securities are issued or proposed to be issued or sold (the “Percentage Maintenance Issued Shares”), a number of other shares of Company Common Stock or other Company Securities, as applicable (which, for the avoidance of doubt, are not the Percentage Maintenance Issued Shares), such that, after taking into account the total number of outstanding shares of Company Common Stock (on a Common Equivalents and Fully-Diluted basis) immediately after giving effect to such issuance or sale (including the number of shares of Company Common Stock or such other Company Securities acquired by Emerson assuming it exercised its right to buy its full Percentage Maintenance Share with respect to such transaction), the Emerson Fully-Diluted Ownership Percentage would be, assuming Emerson acquired such number of Company Securities, equal to the Emerson Fully-Diluted Ownership Percentage immediately prior to such issuance or sale.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pro Rata Portion” means, with respect to any Company Securities issued or proposed to be issued or sold in connection with any transaction (the “Pro Rata Issued Shares”), the number of such Pro Rata Issued Shares (calculated on a Common Equivalents and Fully-Diluted basis) such that, after taking into account the total number of outstanding shares of Company Common Stock (on a Common Equivalents and Fully-Diluted basis) immediately after giving effect to such issuance or sale, the Emerson Fully-Diluted Ownership Percentage would be, assuming Emerson acquired such number of Company Securities, equal to the Emerson Fully-Diluted Ownership Percentage immediately prior to such issuance or sale.

“Related Party Transaction” means any transaction between any member of the Company Group, on the one hand, and any member of the Emerson Group, or, solely in their capacity as such, any director, officer, employee or “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any member of the Emerson Group, on the other hand.

“Representatives” means, with respect to any Person (other than an individual), such Person’s directors, officers, employees and other agents and representatives (including legal counsel and outside advisors).

“RPT Committee” means an ad-hoc committee formed by the Company Board from time to time consisting of at least two (2) directors of the Company, provided that all members of an RPT Committee must be Company Independent Directors who are designated by a majority of the Independent Directors.

“SEC” means the Securities and Exchange Commission.

“Second Trigger” means the members of the Emerson Group ceasing to beneficially own more than forty percent (40%) of the outstanding Company Common Stock.

“Second Trigger Date” means the date that is forty-five (45) days following the earliest of (x) the date on which the Company notifies Emerson in writing of the Second Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Second Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Second Trigger; provided that if on such first date members of the Emerson Group beneficially own more than forty percent (40%) of the outstanding Company Common Stock (and at no point during such forty-five (45) day period beneficially owned less than thirty-five percent (35%) of the outstanding Company Common Stock), the Second Trigger and the Second Trigger Date shall be deemed to not have occurred for all purposes under this Agreement. For the avoidance of doubt, if at any point during such forty-five (45) day period, members of the Emerson Group beneficially own less than thirty-five percent (35%) of the outstanding Company Common Stock, the Second Trigger Date shall occur regardless of any subsequent acquisition by members of the Emerson Group of additional shares of Company Common Stock.

“sole discretion” means being entitled to consider only such interests and factors as the Person making such determination desires, including solely its own interests, without having any duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or any other Person.

“Subsidiary” means, with respect to any Person, (i) any entity (A) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person or (B) of which a majority of the equity interests are directly or indirectly owned by such Person or (ii) in the case of a partnership, of which such Person is the general partner; provided that, for purposes of this Agreement no member of the Company Group shall be a Subsidiary of Emerson Parent or Emerson.

“Third Trigger” means the members of the Emerson Group ceasing to beneficially own at least twenty percent (20%) of the outstanding Company Common Stock.

“Third Trigger Date” means the date that is forty-five (45) days following the earliest of (x) the date on which the Company notifies Emerson in writing of the Third Trigger, (y) the date on which Emerson makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Third Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Emerson Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Third Trigger; provided that if on such first date members of the Emerson Group beneficially own at least twenty percent (20%) of the outstanding Company Common Stock (and at no point during such forty-five (45) day period beneficially owned less than seventeen and a half percent (17.5%) of the outstanding Company Common Stock), the Third Trigger and the Third Trigger Date shall be deemed to have not occurred for all purposes under this Agreement. For the avoidance of doubt, if at any point during such forty-five (45) day period, members of the Emerson Group beneficially own less than seventeen and a half percent (17.5%) of the outstanding Company Common Stock, the Third Trigger Date shall occur regardless of any subsequent acquisition by members of the Emerson Group of additional shares of Company Common Stock.

“Transaction Documents” means, collectively, this Agreement, the Transaction Agreement and the other Ancillary Agreements (as defined in the Transaction Agreement).

“Transactions” has the meaning ascribed thereto in the Transaction Agreement.

“Transfer” means to sell, transfer, assign or otherwise dispose of any Company Common Stock, including by means of a hedge, swap or other derivative, and excluding, for the avoidance of doubt, (i) any sale, transfer, assignment or other transaction involving any equity interests of Emerson or any of its Affiliates, or any sale of or merger or consolidation involving Emerson or any of its Affiliates, (ii) subject to Section 3.4, the provision of a proxy in connection with any annual or special meeting of the stockholders of the Company and (iii) the tender of Company Common Stock in any tender or exchange offer that is approved by the Company Board prior to the consummation thereof. “Transferred” and “Transferring” shall have correlative meanings.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person, except for any de minimis ownership by another Person to the extent required by non-U.S. rules under Applicable Law.

Section 1.2.          Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
Agreement	Preamble
Audit Committee	3.2(e)
Company	Preamble
Company Auditors	5.3(d)(ii)
Company Confidential Information	4.1(a)
Company Public Documents	5.3(b)
Compensation Committee	3.1
Compliance Audit	5.3(g)
Compliance Program	5.3(g)
Disclosure Committee	5.3(f)
Dispute	6.1(a)
Emerson	Preamble
Emerson Auditors	5.3(d)(ii)
Emerson Confidential Information	4.1(b)
Emerson Designee	3.2(a)
Emerson Law Firms	7.10(a)
Emerson Parent	Preamble
Emerson Public Filings	5.2
Election Period	4.3(c)
Initial Notice	6.2
Issuance Notice	4.3(b)
Lead Independent Director	3.2(i)
Lockup Period	4.2(a)
M&A Committee	3.3(a)
Nominating & Governance Committee	3.2(e)
Non-Emerson Designee	3.2(e)
Non-Emerson Director	3.2(e)
Non-Privileged Deal Communications	7.10(c)

Term	Section
Old Aspen Tech	Preamble
Old Aspen Tech Board	3.1(i)
Old Aspen Tech Chair	3.1(i)
Other Committees	3.3(d)(i)
Other Stockholders	4.2(c)
Percentage Maintenance Share	4.3(b)
Pre-Agreed Procedures	4.5(c)(i)
Pre-Closing Related Party Transactions	4.5(a)
Privilege	5.5
Privileged Communications	7.10(a)
Privileged Deal Communications	7.10(b)
Proposed Purchase Price	4.3(b)(ii)
Related Party Transactions Policy	4.5(b)
Representatives	4.1(a)
Response	6.2
Significant Subsidiary	3.6(a)(i)
Standstill Period	4.2(b)(i)
Transaction Agreement	Preamble

Article II
Term

Section 2.1.          Term and Termination. This Agreement is effective as of the date hereof and shall terminate automatically (a) on the Fourth Trigger Date or (b) in the event that the Emerson Group beneficially owns 100% of the outstanding Company Securities (other than prong (iv) of the definition thereof). Notwithstanding the foregoing, the provisions of Section 4.1, Section 4.9, Section 5.4, Section 5.5, Article VI and Article VII, and the definitions contained herein that are used therein, shall survive the termination of this Agreement.

Article III
Corporate Governance Matters

Section 3.1.          Initial Board Composition. Effective as of the Closing, the Company Board shall initially consist of nine (9) members comprised of (i) five directors designated by Emerson as follows: (A) Jill D. Smith (the “Old Aspen Tech Chair”), the chair of the Old Aspen Tech board of directors (the “Old Aspen Tech Board”) as of the date of the Transaction Agreement, who shall be the initial chair of the Company Board, (B) one director designated by Emerson, and (C) three (3) directors designated by Emerson after consultation with the Old Aspen Tech Chair (it being understood that, as of the date of the Transaction Agreement, it was Emerson’s expectation that the persons in this clause (C) would be (x) members of the Old Aspen Tech Board or (y) Independent Directors) (for the avoidance of doubt, the persons in this clause (i) are Emerson Designees), (ii) the Chief Executive Officer of Old Aspen Tech immediately prior to the Closing, and (iii) three (3) directors that are Independent Directors designated by Old Aspen Tech, and reasonably acceptable to Emerson, which directors shall have been designated by Old Aspen Tech prior to the designation of any director (other than the Old Aspen Tech Chair) by Emerson pursuant to this Section 3.1. Effective as of the Closing, the initial chair of the Compensation Committee of the Company Board (the “Compensation Committee”) shall be designated by Old Aspen Tech.

Section 3.2.          Subsequent Board Composition.

(a)             From and after the date hereof, the Company shall take all action to cause the Company Board, at any time (including if the size of the Company Board is increased or decreased), to be comprised of: (i) prior to the Third Trigger Date, a number of persons designated by Emerson (each person so designated by Emerson, an “Emerson Designee”) equal to the Emerson Ownership Percentage (expressed as a fraction) multiplied by the total authorized number of directors of the Company Board at such time (including as constituted immediately following any increase in size of the Company Board to comply with this Section 3.2), rounded up to the nearest whole person (but in no event less than a majority of the members on the Company Board until the Second Trigger Date) and (ii) following the Third Trigger Date, one Emerson Designee.

(b)             The Company shall cause each Emerson Designee to be included in the slate of nominees recommended by the Company Board to holders of Company Common Stock for election (including at any annual or special meeting of stockholders held for the election of directors) and shall use its best efforts to cause the election of each such Emerson Designee, including soliciting proxies in favor of the election of such persons.

(c)             In the event that any Emerson Director shall cease to serve as a director for any reason, the vacancy resulting therefrom shall be filled by the Company Board with a substitute Emerson Designee.

(d)             The Company hereby agrees to take, at any time and from time to time, all actions necessary to facilitate the removal and replacement of any Emerson Director upon the written request of Emerson.

(e)             From and after the date hereof, in the event of a vacancy on the Company Board upon the death, resignation, retirement, disqualification, removal from office or other cause of any director who was not an Emerson Director (each such person, a “Non-Emerson Director”), the Nominating & Governance Committee of the Company Board (the “Nominating & Governance Committee”) shall have the sole right to fill such vacancy or designate a person for nomination for election to the Company Board to fill such vacancy (such person, a “Non-Emerson Designee”) in accordance with Applicable Law; provided that, until the Third Trigger Date, (i) the then-current Chief Executive Officer of the Company shall be included for nomination at any annual or special meeting of the Company at which directors are elected and (ii) each Non-Emerson Designee (other than the then-current Chief Executive Officer of the Company) shall be a Company Independent Director and shall meet all other requirements under Applicable Law for membership on the Audit Committee of the Company Board (the “Audit Committee”) and one of which such Non-Emerson Designees shall also be an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K. For the avoidance of doubt, the Company Board shall at all times include at least three Company Independent Directors.

(f)             For so long as the Emerson Ownership Percentage is greater than fifty percent (50%), to the extent permitted by Applicable Law, if so requested by Emerson, the Company shall avail itself of available “Controlled Company” exemptions to the corporate governance listing standards of Nasdaq (in whole or in part, as requested by Emerson).

(g)             Subject to Applicable Law, each Emerson Director shall keep confidential any information about the Company and its Affiliates he or she receives as a result of being a director of the Company Board, provided such Emerson Director is permitted to disclose to the Emerson Group, Representatives of the Emerson Group and such Emerson Director’s advisors information about the Company and its Affiliates that he or she receives as a result of being a director. Notwithstanding any duty otherwise existing under Applicable Law or in equity, to the fullest extent permitted by Applicable Law, no Emerson Director shall have any duty to disclose to the Company or the Company Board or any committee of the Company Board (or subcommittee thereof) confidential information of Emerson or any Affiliates of Emerson in such Emerson Director’s possession even if it is material and relevant information to the Company, the Company Board or any committee of the Company Board (or subcommittee thereof) and, in any case, such Emerson Director shall not be liable to the Company, any of its stockholders or any other Person for breach of any duty (including the duty of loyalty or any other fiduciary duties) as a director by reason of such lack of disclosure of such confidential information.

(h)             Until the Second Trigger Date, (i) Emerson shall have the right to nominate a member of the Company Board as the chair of the Company Board and the Company shall cause the Company Board to take all actions necessary to cause such person to become the chair of the Company Board, and (ii) the Company shall take, at any time and from time to time, all actions necessary to cause the Company Board to remove and replace the chair of the Company Board with another member of the Company Board upon the written request of Emerson.

(i)             Until the Second Trigger Date, if at any time the chair of the Company Board is not an Independent Director, to the extent the Company Board designates a director to be the “lead independent director” (the “Lead Independent Director”) (i) Emerson shall have the right to nominate a member of the Company Board who is an Independent Director to be the Lead Independent Director and the Company shall cause the Company Board to take all actions necessary to cause such person to become the Lead Independent Director, and (ii) the Company shall take, at any time and from time to time, all actions necessary to cause the Company Board to remove and replace the Lead Independent Director with another member of the Company Board who is an Independent Director upon the written request of Emerson.

(j)             For the avoidance of doubt, Emerson shall have the right, in its sole discretion, to waive any and all of the rights granted to it under this Section 3.2, by delivery of written notice to the Company in accordance with Section 7.3.

Section 3.3.          Committees of the Company Board.

(a)             The Company Board shall have the following committees: an Audit Committee, a Nominating & Governance Committee, the Compensation Committee, until the Third Trigger Date an M&A Committee of the Company Board (the “M&A Committee”), and such other committees as determined by the Company Board. All references to committees in this Section 3.3 shall include any subcommittees of such committees. Until the Third Trigger Date, Emerson shall have the right to review and approve the charter for each committee and subcommittee of the Company Board (other than any RPT Committee).

(b)             Audit Committee. The Company shall cause the Audit Committee to consist solely of three (3) directors, all of whom shall (i) be Company Independent Directors and (ii) meet all other requirements of Applicable Law and the Nasdaq listing rules for membership on the Audit Committee. Until the Third Trigger Date, Emerson shall be entitled to designate one non-voting observer who is entitled to attend meetings of the Audit Committee (which non-voting observer need not be a member of the Company Board).

(c)             M&A Committee. The M&A Committee shall be an advisory committee that will consist of up to four (4) directors. Until the Third Trigger Date, Emerson shall be entitled to appoint one member of the M&A Committee and designate one non-voting observer who is entitled to attend meetings of the M&A Committee (which non-voting observer need not be a member of the Company Board). The M&A Committee shall, among other things, (i) review the Company’s strategy regarding mergers, acquisitions, investments and dispositions with management periodically and (ii) review all proposed mergers, acquisitions, investments or dispositions of assets or businesses (it being understood that (x) ordinary course capital expenditures which are otherwise unrelated to any acquisition or disposition of a business shall not be within the purview of the M&A Committee and (y) the charter for the M&A Committee shall permit the M&A Committee to establish materiality thresholds for transactions as to which the M&A Committee will not review, which thresholds shall be approved by Emerson).

(d)             Other Committee Composition. Until the Third Trigger Date, (i) the Company shall take all action to cause the number of Emerson Directors on all committees and subcommittees of the Company Board other than the Audit Committee, M&A Committee and any RPT Committee (such committees and subcommittees, the “Other Committees”) at any time (including if the size of such Other Committee is increased or decreased, to the extent permitted hereunder) to be equal to the Emerson Ownership Percentage (expressed as a fraction) multiplied by the total authorized number of members of such Other Committee at such time (including as constituted immediately following any increase of such committee or subcommittee to comply with this Section 3.3 to the extent permitted hereunder), rounded up to the nearest whole person, (ii) Emerson shall have the right to designate which Emerson Director(s) will serve on each Other Committee and (iii) Emerson shall have the right to designate the chair of each Other Committee; provided that (A) until the Second Trigger Date, in no event shall the number of Emerson Directors on any Other Committee be less than a majority of the members of such Other Committee, and (B) following the Second Trigger Date, (1) the number of Emerson Directors on each Other Committee calculated pursuant to the foregoing shall be rounded down to the nearest whole person, but in no event be less than one member and (2) if (x) Emerson Transfers in any transaction or series of related transactions five percent (5%) or more of the Company Common Stock outstanding at such time (other than to an Emerson Affiliate) or (y) at any time, none of the Emerson Directors is an officer or employee of any member of the Emerson Group, then this Section 3.3(d) shall be of no further force and effect.

Section 3.4.          Emerson Agreement to Vote. Emerson Parent shall, and shall cause each member of the Emerson Group to, (a) cause their respective Company Common Stock to be present for quorum purposes at any Company stockholder meeting, and (b) vote in favor of all Non-Emerson Designees nominated in accordance with this Agreement.

Section 3.5.          Chief Executive Officer. As of the Closing, the Chief Executive Officer of the Company shall be Antonio J. Pietri.

Section 3.6.          Consent Rights.

(a)           Until the Second Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Emerson:

(i)            any merger, consolidation, reorganization, conversion or any other business combination involving the Company, or sale of all or substantially all of the consolidated assets of the Company;

(ii)           any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (other than capital expenditures) with a value in excess of $50,000,000 in any transaction or series of related transactions;

(iii)          any redemption, repurchase, cancellation or other acquisition or any offer to redeem, repurchase, cancel or otherwise acquire Company Securities or any equity or equity-linked securities of any Subsidiary of the Company that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act (a “Significant Subsidiary”), other than (A) repurchases of Company Common Stock of no more than $50,000,000 in any 12-month period and that are approved by the Company Board or (B) repurchases of equity or equity-linked securities of any Wholly Owned Subsidiary of the Company by the Company or any of its Wholly Owned Subsidiaries;

(iv)          the declaration or payment of a cash or other dividend or any other distribution on the Company Securities or any equity or equity-linked securities of any Significant Subsidiary other than to the Company or one of its Wholly Owned Subsidiaries;

(v)          any recapitalization, reclassification, spin-off or combination of any Company Securities or any equity or equity-linked securities of any Significant Subsidiary, other than a recapitalization, reclassification or combination of equity or equity-linked securities of a Wholly Owned Subsidiary of the Company (and solely involving Wholly Owned Subsidiaries of the Company) that remains a Wholly Owned Subsidiary of the Company after the consummation of such transaction and that does not have any adverse tax consequences to the Emerson Group;

(vi)         any sale, transfer, lease, pledge, abandonment or other disposition or exclusive license (in each case of the foregoing, including by merger, consolidation, reorganization, conversion, joint venture, sale of stock or assets or otherwise) of any assets, businesses, interests, properties, securities or Persons in with a value in excess of $25,000,000 in any transaction or series of related transactions in any 12-month period, other than (A) sales of inventory or services or dispositions of obsolete assets in each case in the ordinary course of business or (B) to the Company or any of its Wholly Owned Subsidiaries;

(vii)        without limiting any other provision of this Agreement, any incurrence, assumption, guarantee, repurchase or other creation of indebtedness for borrowed money (including through the issuance of debt securities) in an aggregate principal amount in excess of $25,000,000 on a consolidated basis in any 12-month period, excluding (A) any indebtedness in respect of a revolving debt facility in existence as of the date hereof or which has previously been approved pursuant to this Section 3.6(a)(vii) and (B) any indebtedness solely among the Company and its Wholly Owned Subsidiaries;

(viii)       any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Significant Subsidiary, other than a liquidation or dissolution of any Wholly Owned Subsidiary of the Company;

(ix)          any establishment, adoption, amendment or termination of any equity incentive plan or arrangement;

(x)           any issuance, delivery or sale, or authorization of the issuance, delivery or sale, of Company Securities or any equity or equity-linked securities of any Subsidiary of the Company, other than (A) pursuant to equity incentive plans and arrangements previously approved pursuant to this Section 3.6 and by the Company Board, (B) to the Company or one of its Wholly Owned Subsidiaries and (C) in the case of issuance of securities by any Subsidiary of the Company located outside of the United States, de minimis issuances required by Applicable Law;

(xi)          any termination of the employment of the Chief Executive Officer of the Company or any appointment of a new Chief Executive Officer of the Company;

(xii)         any amendment to the organizational documents (whether by merger, consolidation or otherwise) of the Company or any Significant Subsidiary, other than any such amendment to the organizational documents of any Wholly Owned Subsidiary of the Company that does not disproportionately and adversely affect Emerson in its capacity as an indirect stockholder of such Subsidiary as compared to other indirect stockholders of such Subsidiary;

(xiii)       any establishment, adoption, material amendment or termination of any disclosure controls and procedures of the Company; and

(xiv)        authorize, agree or commit to do any of the foregoing.

(b)           Following the Second Trigger Date until the Third Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Emerson:

(i)           any merger, consolidation, reorganization, conversion or any other business combination involving the Company, or sale of all or substantially all of the consolidated assets of the Company;

(ii)           any sale, transfer, lease, pledge, abandonment or other disposition or exclusive license (in each case of the foregoing, including by merger, consolidation, reorganization, conversion, joint venture, sale of stock or assets or otherwise) of any assets, businesses, interests, properties, securities or Persons with a value in excess of $25,000,000 in any transaction or series of related transactions in any 12-month period, other than (A) sales of inventory or services or dispositions of obsolete assets in each case in the ordinary course of business or (B) to the Company or any of its Wholly Owned Subsidiaries;

(iii)          any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company;

(iv)         any material amendment to the organizational documents (whether by merger, consolidation or otherwise) of the Company;

(v)          any establishment, adoption, material amendment or termination of any disclosure controls and procedures of the Company; and

(vi)         authorize, agree or commit to do any of the foregoing.

(c)           Following the Third Trigger Date until the Fourth Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, do any of the following without the prior written consent of Emerson:

(i)            any initiation, adoption or public proposal of a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company;

(ii)           any amendment to the organizational documents (whether by merger, consolidation or otherwise) of the Company that disproportionately and adversely affects Emerson in its capacity as a stockholder of the Company as compared to other stockholders of the same class of securities of the Company; and

(iii)          authorize, agree or commit to do any of the foregoing.

(d)             The Company shall provide reasonable advance notice and reasonably detailed information of any action (including copies of any related presentations and definitive agreements) for which it seeks Emerson’s prior written consent pursuant to this Section 3.6 and shall provide all other information reasonably and promptly requested by Emerson and its Representatives in connection with any such actions; provided that, in each case, the Company shall not be required to provide any information if providing such information would (i) violate Applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in the disclosure of Trade Secrets (as defined in the Transaction Agreement); provided further that the Company shall use commercially reasonable efforts to provide such information in a way that would not violate such Applicable Law or result in such loss or disclosure. Emerson shall inform the Company in writing as to whether or not consent is granted pursuant to this Section 3.6 no later than thirty (30) days (provided that, in the case of any requested consent pursuant to Section 3.6(a)(iii), (a)(iv), (a)(xiii) and (a)(xiv) (solely as it relates to the foregoing), and Section 3.6(b)(v) and (b)(vi) (solely as it relates to the foregoing), this shall be no later than fifteen (15) days) following the date on which the Company provides Emerson with the information regarding the transaction for which Emerson’s consent is requested, and, for the avoidance of doubt, Emerson shall be deemed to have consented to such transaction if Emerson does not provide a written statement that the requested consent has been denied within such time period. Emerson Parent shall make its Chief Executive Officer reasonably available to the Company for the purpose of responding to such requests.

(e)             The dollar amounts set forth in Sections 3.6(a)(ii), (a)(iii), (a)(vi) and (a)(vii) and Sections 3.6(b)(ii) shall be increased by (i) on December 31, 2025, by the percentage increase in the Consumer Price Index published by the U.S. Bureau of Labor Statistics (the “CPI”) on December 31, 2025 as compared to the CPI on December 31, 2022, (ii) on December 31, 2028, by the percentage increase in the CPI on December 31, 2028 as compared to the CPI on December 31, 2025, and (iii) every three years from December 31, 2028, mutatis mutandis.

Section 3.7.          Modifications to Business Strategy.

(a)             Until the First Trigger Date, the Company shall not, and shall cause the other members of the Company Group not to, directly or indirectly, without the prior written consent of Emerson, modify the business strategy, or modify or expand the scope or nature of the business or other activities, of the Company or any of its Subsidiaries beyond the Company Business (which for the purposes of this provision includes control or hardware-connected technology software products for, and software and technology intended for, historian), or authorize, agree or commit to do any of the foregoing.

(b)             The Company shall provide reasonable advance notice and reasonably detailed information of any action (including copies of any related presentations and definitive agreements) for which it seeks Emerson’s prior written consent pursuant to this Section 3.7 and shall provide all other information reasonably and promptly requested by Emerson and its Representatives in connection with any such actions; provided that, in each case, the Company shall not be required to provide any information if providing such information would (i) violate Applicable Law, (ii) result in the loss of attorney-client privilege with respect to such information or (iii) result in the disclosure of Trade Secrets (as defined in the Transaction Agreement); provided further that the Company shall use commercially reasonable efforts to provide such information in a way that would not violate such Applicable Law or result in such loss or disclosure. Emerson shall inform the Company in writing as to whether or not consent is granted pursuant to this Section 3.7 no later than thirty (30) days following the date on which the Company provides Emerson with the information regarding the action for which Emerson’s consent is requested, and, for the avoidance of doubt, Emerson shall be deemed to have consented to such transaction if Emerson does not provide a written statement that the requested consent has been denied within such time period. Emerson Parent shall make its Chief Executive Officer reasonably available to the Company for the purpose of responding to such requests.

Article IV
Other Agreements

Section 4.1.          Confidentiality.

(a)             From the date hereof until the date that is three (3) years following the Fourth Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement, any Transaction Document or any Intercompany Commercial Agreement, Emerson Parent shall not, shall cause the other members of the Emerson Group and its and such other members’ directors and officers not to, and shall use its reasonable best efforts to cause it and such other members’ employees and other agents and representatives (including legal counsel and outside advisors) not to, directly or indirectly, disclose any Company Confidential Information to any Person; provided that Company Confidential Information may be disclosed:

(i)            to any other member of the Emerson Group;

(ii)           to any Representative of any member of the Emerson Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to any member of the Emerson Group;

(iii)          to any Person to whom any member of the Emerson Group is contemplating a Transfer of Company Common Stock; provided that such Transfer would not be in violation of the provisions of this Agreement and such potential transferee is advised of the confidential nature of such information and agrees to be bound by a confidentiality agreement consistent with the provisions hereof;

(iv)          to any regulatory authority or ratings agency to which any member of the Emerson Group or any of its Affiliates is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information; or

(v)           if the prior approval or written consent of the Company Board (not to be unreasonably withheld, conditioned or delayed) shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Company Confidential Information in connection with the assertion or defense of any claim by or against any member of the Emerson Group or the Company Group, any Affiliates thereof, any Non-Emerson Designee, any Non-Emerson Director, any Emerson Designee or any Emerson Director.

For purposes of this Section 4.1(a), any confidential information relating to the Company Group furnished to any member of the Emerson Group in connection with this Agreement, the Transition Services Agreement, the other Transaction Documents or the Intercompany Commercial Agreements is hereinafter referred to as “Company Confidential Information.” “Company Confidential Information” does not include information that (i) is or becomes generally available to the public, other than as a result of a breach of this Section 4.1(a), (ii) was or became available to any member of the Emerson Group from a source other than a member of the Company Group or a Representative thereof on behalf of the Company Group or (iii) is developed independently by a member of the Emerson Group without reference to the Company Confidential Information; provided that, in the case of clause (ii), the source of such information was not known by such member of the Emerson Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Company Group with respect to such information.

(b)          From the date hereof until the date that is three (3) years following the Fourth Trigger Date, subject to Section 4.1(c) and except as contemplated by this Agreement, any Transaction Document or any Intercompany Commercial Agreement, the Company shall not, shall cause the other members of the Company Group and its and such other members’ directors and officers not to, and shall use its reasonable best efforts to cause it and such other members’ employees and other agents and representatives (including legal counsel and outside advisors) not to, directly or indirectly, disclose any Emerson Confidential Information to any Person; provided that Emerson Confidential Information may be disclosed:

(i)            to any other member of the Company Group;

(ii)           to any Representative of any member of the Company Group in the normal course of the performance of such Representative’s duties or to any financial institution providing credit to any member of the Company Group;

(iii)         to any regulatory authority or ratings agency to which any member of the Company Group or any of its Affiliates is subject or with which it has regular dealings; provided that such authority or agency is advised of the confidential nature of such information; or

(iv)         if the prior approval or written consent of Emerson (not to be unreasonably withheld, conditioned or delayed) shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Emerson Confidential Information in connection with the assertion or defense of any claim by or against any member of the Emerson Group or the Company Group, any Affiliates thereof, any Non-Emerson Designee or any Non-Emerson Director.

For purposes of this Section 4.1(b), any confidential information relating to the Emerson Group furnished to any member of the Company Group in connection with this Agreement, the Transition Services Agreement, the other Transaction Documents or the Intercompany Commercial Agreements is hereinafter referred to as “Emerson Confidential Information.” “Emerson Confidential Information” does not include information that (i) is or becomes generally available to the public, other than as a result of a breach of this Section 4.1(b), (ii) was or became available to any member of the Company Group from a source other than a member of the Emerson Group or a Representative thereof on behalf of the Emerson Group or (iii) is developed independently by a member of the Company Group without reference to the Emerson Confidential Information; provided that, in the case of clause (ii), the source of such information was not known by such member of the Company Group to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any member of the Emerson Group with respect to such information.

(c)         If Emerson or any of its Affiliates or Representatives, on the one hand, or the Company or any of its Affiliates or Representatives, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to Applicable Law to disclose or provide any Company Confidential Information or Emerson Confidential Information, respectively, the Person receiving such request or demand or subject to such requirement, or so required by Applicable Law, shall use commercially reasonable efforts to provide the other Party with written notice of such request, demand or requirement as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order. The Party receiving such request or demand or subject to such requirement agrees to take, and cause its Representatives to take, at the requesting Party’s expense, all commercially reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the Party that received such request or demand or is subject to such requirement may thereafter disclose or provide any Company Confidential Information or Emerson Confidential Information, as the case may be, to the extent required by such Applicable Law (as so advised by counsel) or such Governmental Authority.

Section 4.2.          Restrictions on Transferability and Acquisitions.

(a)         Lockup. For a period of two (2) years beginning on the date hereof (the “Lockup Period”), no member of the Emerson Group shall Transfer any Company Common Stock to any Person that is not a controlled Affiliate of Emerson Parent, unless approved by an RPT Committee; provided that Section 4.2(a) shall be of no further force or effect from and after the Third Trigger Date.

(b)         Standstill.

(i)            For a period of two (2) years beginning on the date hereof (the “Standstill Period”), Emerson Parent shall not, and shall cause the other members of the Emerson Group not to, directly or indirectly, in any manner, effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or otherwise participate in or knowingly encourage, any acquisition of Company Common Stock (including in derivative form) or any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company or any other member of the Company Group that would result in the Emerson Ownership Percentage being greater than the Emerson Ownership Percentage as of the date hereof; provided that Emerson Parent shall be permitted to make a private proposal to the Company Board that would not reasonably be expected to require the Company or any other member of the Company Group to make any public announcement or other disclosure. The foregoing shall not prohibit:

(A)            Emerson Parent or any other member of the Emerson Group from acquiring Company Common Stock by way of stock splits, stock dividends, reclassifications, recapitalizations or other distributions by the Company to all holders of Company Common Stock on a pro rata basis; or

(B)            acquisitions by Emerson Parent or any other member of the Emerson Group of Company Common Stock (A) approved by an RPT Committee, (B) pursuant to the exercise of the preemptive rights set forth in Section 4.3 or the percentage maintenance rights set forth in Section 4.4, (C) pursuant to the Pre-Agreed Procedures or (D) of no more than five (5%) of the outstanding Company Common Stock in the aggregate (as measured as of the date hereof) during the Standstill Period in the open market.

(c)             Buyout Transaction. Until the Second Trigger Date, any proposal by any member of the Emerson Group to acquire in a transaction or series of related transactions reasonably expected to result in the acquisition of all of the Company Common Stock held by stockholders other than the Emerson Group (the “Other Stockholders”) must either be (as elected by Emerson in its sole discretion) (i) subject to review, evaluation and prior written approval of an RPT Committee, or (ii) submitted for approval to the stockholders of the Company, with a non-waivable condition that a majority of the Company Common Stock held by Other Stockholders approve the transaction (or equivalent tender offer condition).

(d)             Competitors. Following the Second Trigger Date, Emerson Parent shall not, and shall cause the other members of the Emerson Group not to, Transfer, in a single transaction or in a series of transactions, more than ten percent (10%) of the then-outstanding Company Common Stock to any Person who is engaged in any business that engages in the Company Business (other than a member of the Company Group or a member of the Emerson Group), unless approved by an RPT Committee.

(e)             Company Obligations. The Company shall not adopt any stockholder rights plan, “poison pill” or similar arrangement, or adopt any anti-takeover provisions under its organizational documents, that would trigger any right, obligation or event as a result of any Transfer of Company Common Stock by any member of the Emerson Group.

Section 4.3.          Preemptive Rights.

(a)             To the extent permitted under Nasdaq rules, the Company hereby grants to Emerson the right until the Second Trigger Date to purchase up to its Pro Rata Portion of any Company Securities that the Company may from time to time propose to issue or sell to any Person; provided that, without limiting the Pre-Agreed Procedures, in the case Company Securities are proposed to be issued (in whole or in part) as consideration in any merger, consolidation, reorganization, conversion, joint venture or any other business combination, or any acquisition (including by merger, consolidation, acquisition of stock or assets or otherwise) of any businesses, assets, operations or securities comprising a business (any such transaction, an “M&A Transaction”), Emerson shall only be entitled to purchase a number of such Company Securities up to its Percentage Maintenance Share.

(b)             Without limiting Emerson’s rights pursuant to Section 3.6, the Company shall give written notice to Emerson (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.3(a) within five (5) Business Days following any meeting of the Company Board or any committee of the Company Board (or subcommittee thereof) at which any such issuance or sale is approved or, if the approval of the Company Board or any committee of the Company Board (or subcommittee thereof) is not required in connection with such issuance or sale, no less than thirty (30) days prior to the date of the proposed issuance or sale. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase Company Securities and shall set forth the material terms and conditions of the proposed issuance or sale, including:

(i)            the number and class of the Company Securities to be issued or sold and the percentage of the outstanding shares of capital stock of the Company such issuance or sale would represent;

(ii)           the proposed issuance or sale date, which shall be at least thirty (30) days from the date of receipt by Emerson of the Issuance Notice; and

(iii)          (x) in the case of an issuance for cash (other than a public offering of Company Securities) or offer from a prospective third party for cash, the proposed purchase price in cash per Company Security and (y) in all other cases (including a public offering of Company Securities), the Company’s calculation of the purchase price based on the Pre-Agreed Procedures (such proposed purchase price in clause (x) or (y), the “Proposed Purchase Price”).

(c)             For a period of thirty (30) days (such period, as it may be extended pursuant to the proviso of this sentence, the “Election Period”) following the receipt by Emerson of an Issuance Notice, Emerson shall have the right to elect irrevocably to purchase up to its Pro Rata Portion of the Company Securities (or, to the extent applicable as set forth in the proviso of Section 4.3(a), a number of Company Securities up to its Percentage Maintenance Share) at the Proposed Purchase Price by delivering a written notice to the Company; provided that, following receipt of an Issuance Notice, Emerson may agree upon a different Proposed Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Emerson shall purchase up to its Pro Rata Portion of the Company Securities (or, to the extent applicable as set forth in the proviso of Section 4.3(a), a number of Company Securities up to its Percentage Maintenance Share) at such other Proposed Purchase Price and (ii) the Election Period shall be tolled for so long as Emerson and an RPT Committee are working in good faith to agree on a Proposed Purchase Price until such time as Emerson and such RPT Committee agree on the Proposed Purchase Price. If, at the termination of the Election Period, Emerson shall not have delivered such notice to the Company, Emerson shall be deemed to have waived all of its rights under this Section 4.3 with respect to the purchase of the Company Securities referred to in the Issuance Notice. The closing of any purchase by Emerson shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided that the closing of any purchase by Emerson may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to (x) obtain any required approval of a Governmental Authority or (y) to the extent stockholder approval is required under the Nasdaq rules, in which case the Company and Emerson shall use their respective reasonable best efforts to obtain any such approval(s); provided that the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times during this period be calculated as if Emerson shall have exercised its rights pursuant to this Section 4.3 in full and as if all remaining shares described in the Issuance Notice shall have been issued or sold, until such time that (i) such sale to Emerson is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Emerson from acquiring such Company Securities, (iii) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Emerson not be approved or (iv) Emerson determines not to exercise such rights.

(d)             Upon the expiration of the Election Period, the Company shall be free to sell such Company Securities referenced in the Issuance Notice that Emerson has not elected irrevocably to purchase on terms and conditions no more favorable to the purchasers thereof than those offered to Emerson in the Issuance Notice delivered in accordance with Section 4.3(b); provided that if such sale is not consummated within thirty (30) days of the expiration of the Election Period, then any further issuance or sale of such Company Securities shall again be subject to this Section 4.3.

(e)             For the avoidance of doubt, the provisions of this Section 4.3 shall terminate on the Second Trigger Date. Notwithstanding anything to the contrary in this Agreement, this Section 4.3 shall not apply with respect to the issuance or sale of Other Company Securities (as defined in the Pre-Agreed Procedures) which shall be subject to the terms and conditions of the Pre-Agreed Procedures.

(f)             In all cases where Emerson has the right to purchase Company Securities up to its Percentage Maintenance Share pursuant to this Agreement (including Schedule 4.5(c)), following the issuance or sale of the applicable Company Securities that triggers such Percentage Maintenance Share, the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times be calculated as if Emerson shall have exercised such right in full and as if any Company Securities not yet issued or sold to the third party shall have been issued or sold, until the earlier of (i) the termination of the period for Emerson to elect to exercise such right if Emerson shall not have elected to exercise such right and (ii) the consummation of Emerson’s exercise of such right, at which time the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall be calculated in accordance with the definitions thereof.

Section 4.4.          Percentage Maintenance Share.

(a)             Following the Second Trigger Date, to the extent permitted under Nasdaq rules, with respect to any Company Securities that the Company may from time to time issue or sell to any Person, the Company hereby grants to Emerson the right to purchase Company Securities up to its Percentage Maintenance Share in connection with such transaction.

(b)             Without limiting Emerson’s rights pursuant to Section 3.6, the Company shall give written notice to Emerson (a “Maintenance Notice”) of any issuance or sale of described in Section 4.4(a) within five (5) Business Days following such issuance or sale. The Maintenance Notice shall set forth the material terms and conditions of such issuance or sale, including:

(i)            the number and class of the Company Securities issued or sold and the percentage of the outstanding shares of capital stock of the Company such issuance or sale represented;

(ii)           the Percentage Maintenance Share with respect to such issuance or sale; and

(iii)           the Proposed Purchase Price.

(c)             For a period of 30 days (such period, as it may be extended pursuant to the proviso of this sentence, the “Maintenance Election Period”) following the receipt by Emerson of a Maintenance Issuance Notice, Emerson shall have the right to elect irrevocably to purchase up to its Percentage Maintenance Share at the Proposed Purchase Price by delivering a written notice to the Company; provided that, following receipt of a Maintenance Issuance Notice, Emerson may agree upon a different Proposed Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Emerson shall purchase up to its Percentage Maintenance Share at such other Proposed Purchase Price and (ii) the Maintenance Election Period shall be tolled for so long as Emerson and an RPT Committee are working in good faith to agree on a Proposed Purchase Price until such time as Emerson and such RPT Committee agree on the Proposed Purchase Price. If, at the termination of the Maintenance Election Period, Emerson shall not have delivered such notice to the Company, Emerson shall be deemed to have waived all of its rights under this Section 4.4 with respect to the purchase of the Company Securities referred to in the Maintenance Issuance Notice. The closing of any purchase by Emerson shall be consummated promptly following Emerson’s delivery of such notice; provided that the closing of any purchase by Emerson may be extended to the extent necessary to (x) obtain any required approval of a Governmental Authority or (y) to the extent stockholder approval is required under the Nasdaq rules, in which case the Company and Emerson shall use their respective reasonable best efforts to obtain any such approval(s); provided that the Emerson Ownership Percentage and the Emerson Fully-Diluted Ownership Percentage shall at all times during this period be calculated as if Emerson shall have exercised its rights pursuant to this Section 4.4 in full and as if any Company Securities not yet issued or sold to the third party described in the Maintenance Notice shall have been issued or sold, until such time that (i) such sale to Emerson is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Emerson from acquiring such Company Securities, (iii) in the case stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Emerson not be approved or (iv) Emerson determines not to exercise such rights.

(d)             For the avoidance of doubt, the provisions of this Section 4.4 shall be in effect following the Second Trigger Date. Notwithstanding anything to the contrary in this Agreement, this Section 4.4 shall not apply with respect to the issuance or sale of Other Company Securities (as defined in the Pre-Agreed Procedures) which shall be subject to the terms and conditions of the Pre-Agreed Procedures.

Section 4.5.          Related Party Transactions.

(a)             All transactions and agreements entered into at or prior to the Closing that would have been Related Party Transactions if they were entered into after the Closing (including any proposed Related Party Transactions contemplated by the Transaction Documents) between any member of the Company Group, on the one hand, and any member of the Emerson Group, on the other hand (the “Pre-Closing Related Party Transactions”) shall not be subject to any further approval of the Company Board or any committee or subcommittee of the Company Board (including by an RPT Committee), including with respect to any implementation of the terms of the Pre-Closing Related Party Transactions (including, to the extent applicable, any negotiation of one or more long-form agreements reflecting the terms of the Commercial Agreement Term Sheet (as defined in the Transaction Agreement); provided that, any material amendments to, material modifications or terminations (other than as a result of expiration or non-renewal) of, or material waivers, material consents or material elections under any Pre-Closing Related Party Transactions shall require the prior written approval of an RPT Committee, subject to and consistent with the Related Party Transactions Policy (as defined below).

(b)             For so long as the Emerson Ownership Percentage is at least 20%, except as set forth in Section 4.5(c), all Related Party Transactions shall be governed by the policy set forth on Schedule 4.5(b) (as it may be amended from time to time pursuant to Section 7.7(a), the “Related Party Transactions Policy”).

(c)             The Related Party Transactions Policy shall not (i) apply to any transaction pursuant to Section 4.2(c), Section 4.3 or pursuant to the policies and procedures set forth on Schedule 4.5(c) (as may be amended from time to time, the “Pre-Agreed Procedures”), (ii) apply to any Related Party Transaction that is not a Material Related Party Transaction (as defined in the Related Party Transactions Policy) or (iii) limit Emerson’s rights and the Company’s obligations with respect to Section 3.6.

(d)             Emerson shall have the right, but not the obligation, to participate in the transactions set forth in the Pre-Agreed Procedures to the extent set forth therein in accordance with the policies and procedures set forth therein, and the Company shall take all action such that Emerson shall be able to so participate if it so elects to the extent set forth therein.

Section 4.6.          Non-Compete.

(a)             Until the First Trigger Date, Emerson Parent will not, and will not permit any of the other members of the Emerson Group to, own, manage or operate any business that engages in the Company Business anywhere in the world except:

(i)            ownership by Emerson Parent or any of the other members of the Emerson Group of less than an aggregate of 10% of the total equity ownership of a Person engaged in the Company Business; and

(ii)            acquisitions by Emerson Parent or any of the other members of the Emerson Group of any business or Person that is engaged in the Company Business so long as no more than 20% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) are attributable to the Company Business; provided that Emerson Parent and the other members of the Emerson Group may acquire a diversified business or Person having more than 20% of such business or Person’s revenues (based on such business or Person’s latest annual consolidated financial statements prior to such acquisition) attributable to the Company Business as long as Emerson Parent or the applicable member of the Emerson Group divest the portion attributable to the Company Business in excess of such 20% threshold within 18 months following consummation of such acquisition.

(b)             Notwithstanding the foregoing, in no event will this Agreement restrict or limit Emerson Parent or any member of the Emerson Group from owning, managing or operating any business that engages in the Emerson Permitted Business anywhere in the world.

Section 4.7.          No Solicitation of Employees. For a period of twelve (12) months beginning on the date hereof, each of the Company and Emerson Parent shall obtain the prior written consent of the other before such Party or any of its Affiliates, directly or indirectly, solicits the employment of, in the case of the Company, any Emerson Covered Employee and, in the case of Emerson Parent, any Company Covered Employee, or make or extend any offer of employment to, or hire, employ or engage (including as a consultant or any similar role), in the case of the Company, any Emerson Covered Employee and, in the case of Emerson Parent, any Company Covered Employee. This Section 4.7 shall cease to apply with respect to an Emerson Covered Employee or a Company Covered Employee, six months after the date on which their employment with, in the case of an Emerson Covered Employee, the Emerson Group and, in the case of a Company Covered Employee, the Company Group, is terminated. Nothing in this Section 4.7 shall restrict or prevent either Party or any of its Affiliates from making generalized solicitations or searches for employees by the use of advertisements in the media of any form (including trade media) or by engaging search firms that are not instructed to solicit, hire or engage in the case of the Company, Emerson Covered Employees and, in the case of Emerson Parent, Company Covered Employees.

Section 4.8.          Intercompany Agreements. If the Emerson Ownership Percentage is not in excess of forty percent (40%) for a consecutive period of six (6) months or more, each of the Company (on behalf of the applicable member of the Company Group) and Emerson Parent (on behalf of the applicable member of the Emerson Group) shall have the right to terminate any Intercompany Commercial Agreement upon written notice to the other.

Section 4.9.          Corporate Opportunity.

(a)             General. In recognition and anticipation (i) that the Company will not be a Wholly Owned Subsidiary of Emerson and that Emerson will be a significant stockholder of the Company, (ii) that directors, officers or employees of Emerson may serve as directors or officers of the Company, (iii) that, subject to any contractual arrangements that may otherwise from time to time be agreed to between Emerson and the Company including this Agreement (including Section 4.6), the other Transaction Documents and the Intercompany Commercial Agreements, Emerson may engage in the same, similar or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) that Emerson may have an interest in the same areas of corporate opportunity as the Company, and (v) that, as a consequence of the foregoing, it is in the best interests of the Company that the respective rights and duties of the Company and of Emerson, and the duties of any directors or officers of the Company who are also directors, officers or employees of Emerson, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Company, on the one hand, and Emerson, on the other hand, this Section 4.9 shall to the fullest extent permitted by Applicable Law regulate and define the conduct of certain of the business and affairs of the Company in relation to Emerson and the conduct of certain affairs of the Company as they may involve Emerson and its directors, officers or employees, and the power, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith.

(b)             Certain Agreements and Transactions Permitted. The Company has entered into this Agreement, and, subject to this Agreement, may from time to time enter into and perform one or more agreements (including the Intercompany Commercial Agreements) (or modifications or supplements to pre-existing agreements) with Emerson pursuant to which the Company, on the one hand, and Emerson, on the other hand, agree to engage in transactions of any kind or nature with each other or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate and to cause their respective directors, officers or employees (including any who are directors, officers or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to this Section 4.9, and except as otherwise agreed in writing by the Company and Emerson, no such agreement, or the performance thereof by the Company or Emerson shall, to the fullest extent permitted by Applicable Law, be considered contrary to (i) any fiduciary duty that Emerson may owe to the Company or to any stockholder or other owner of an equity interest in the Company by reason of Emerson being a controlling or significant stockholder of the Company or participating in the control of the Company or (ii) any fiduciary duty owed by any director or officer of the Company who is also a director, officer or employee of Emerson to the Company, or to any stockholder thereof. Subject to Section 4.9(d), to the fullest extent permitted by Applicable Law, Emerson, as a stockholder of the Company, or as a participant in control of the Company, shall not have or be under any fiduciary duty to refrain from entering into any agreement or participating in any transaction referred to above, and no director or officer of the Company who is also a director, officer or employee of Emerson shall have or be under any fiduciary duty to the Company to refrain from acting on behalf of the Company or of Emerson in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.

(c)             Business Activities. Except as otherwise set forth herein (including Section 4.6) or otherwise agreed in writing between the Company and Emerson, and subject to Section 4.9(d), Emerson shall to the fullest extent permitted by Applicable Law have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the Company or (ii) doing business with any client, customer or vendor of the Company, and (except as provided in Section 4.9(d) below) neither Emerson nor any officer, director or employee thereof shall, to the fullest extent permitted by Applicable Law, be deemed to have breached its fiduciary duties, if any, to the Company solely by reason of Emerson’s engaging in any such activity. Subject to Section 4.9(d), except as otherwise agreed in writing between the Company and Emerson, in the event that Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Emerson, Emerson shall to the fullest extent permitted by Applicable Law not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that Emerson acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another Person, or otherwise does not communicate information regarding such corporate opportunity to the Company, and the Company to the fullest extent permitted by Applicable Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company.

(d)             Corporate Opportunities. Except as otherwise agreed in writing between the Company and Emerson, in the event that a director or officer of the Company who is also a director, officer or employee of Emerson acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and Emerson, such director or officer shall to the fullest extent permitted by Applicable Law have fully satisfied and fulfilled his or her fiduciary duty with respect to such corporate opportunity, and the Company to the fullest extent permitted by Applicable Law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Company, if such director or officer acts in a manner consistent with the following policy:

(i)            such a corporate opportunity offered to any individual who is a director but not an officer or employee of the Company and who is also a director, officer or employee of Emerson shall belong to the Company only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Company and otherwise shall belong to Emerson; and

(ii)           such a corporate opportunity offered to any individual who is an officer or employee of the Company and also is a director, officer or employee of Emerson shall belong to the Company unless such opportunity is expressly offered to such person in his or her capacity as a director, officer or employee of Emerson, in which case such opportunity shall belong to Emerson.

(e)             Certain Definitions. For purposes of this Section 4.9, (1) “corporate opportunities” include business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company, but for Section 4.9(c)-(d), would have an interest or a reasonable expectancy, (2) “Emerson” shall mean Emerson and each other member of the Emerson Group and (3) the “Company” shall mean the Company and each other member of the Company Group.

Section 4.10.      Nasdaq. The Company Common Stock shall be listed on The NASDAQ Stock Market LLC, or any successor thereto.

Article V
Financial and Other Information

Unless otherwise expressly provided herein, each of the covenants and agreements in this Article V shall terminate on the Third Trigger Date.

Section 5.1.          Annual, Quarterly and Monthly Financial Information; Emerson’s Operating Reviews.

(a)             The Company shall deliver to Emerson Parent such financial, tax and accounting information and materials as Emerson Parent may reasonably request, including the following:

(i)            within seven (7) Business Days following each calendar month-end, a monthly reporting package including an unaudited balance sheet of the Company as of the end of such month and the related statements of earnings, comprehensive income, stockholders’ equity and cash flows, and reasonable supporting schedules and account detail for the month and year-to-date period on Emerson Parent’s year-end basis, in accordance with GAAP, and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year;

(ii)           no later than the third (3rd) Monday of January, April, July, and October, forecast statements of earnings, cash flow, balance sheet and stockholders’ equity, and reasonable supporting schedules and analysis for the current fiscal quarter and the next three fiscal quarters; and

(iii)          No later than the fifteenth (15th) calendar day of August, a forecast for the next four fiscal quarters (Emerson Parent’s fiscal year-end basis), including statements of earnings, cash flow, balance sheet and stockholders’ equity, and supporting schedules and analysis by quarter, for the next fiscal year.

(b)             On a quarter-end basis, no later than ten (10) Business Days following the end of a fiscal quarter, the Company shall deliver a discussion and analysis by management of the Company’s and its Subsidiaries’ consolidated financial condition and results of operations for the requisite quarterly and year-to-date periods on Emerson Parent’s fiscal year basis (as applicable), and other information reasonably required to comply with Emerson Parent’s SEC reporting requirements. The Company shall provide Emerson Parent an opportunity to meet with management of the Company to discuss such information required to be delivered by this Section 5.1 upon reasonable notice during normal business hours.

(c)             No later than five (5) Business Days prior to the day the Company publicly files its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC, the Company shall deliver to Emerson Parent the substantially final form of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, together with the form of all certifications required by Applicable Law by each of the Chief Executive Officer and Chief Financial Officer of the Company and, with respect to the Annual Report on Form 10-K, the form of opinion the Company’s independent certified public accountants expect to provide thereon.

Section 5.2.          Emerson Public Filings. The Company shall cooperate, and cause its accountants to cooperate, with Emerson Parent to the extent reasonably requested by Emerson Parent in the preparation of Emerson Parent’s press releases, public earnings releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any amendments thereto and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by any member of the Emerson Group with the SEC, any national securities exchange or otherwise made publicly available (collectively, “Emerson Public Filings”). The Company shall provide to Emerson Parent all information that Emerson Parent reasonably requests in connection with any such Emerson Public Filings or that is required to be disclosed therein under any Applicable Law. The Company agrees to provide such information in a timely manner, but no later than ten (10) Business Days following each quarter-end date. If and to the extent reasonably requested by Emerson Parent, the Company shall diligently and promptly review all drafts of such Emerson Public Filings and prepare in a diligent and timely fashion any portion of such Emerson Public Filing pertaining to the Company or the other members of the Company Group. Prior to any printing or public release of any Emerson Public Filing, an appropriate executive officer of the Company, shall, if requested by Emerson Parent, confirm to the best of such officer’s knowledge that the information provided by the Company relating to the Company Group in such Emerson Public Filing is accurate, true and correct in all material respects. Unless required by Applicable Law or GAAP or interpretations thereof, without the prior consent of Emerson Parent, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any Affiliate of the Company or the Company Group that is provided by the Company for any Emerson Public Filing.

Section 5.3.          Other Financial Reporting and Compliance Matters.

(a)             Other Information. The Company shall provide to Emerson Parent such other information of the Company and the other members of the Company Group reasonably requested by Emerson, in a timely manner, in connection with its equity ownership in the Company.

(b)             Public Information and SEC Reports. The Company shall timely file and consult with Emerson Parent in preparing reports, notices and proxy and information statements to be sent or made available by the Company to its security holders, all regular, periodic and other reports filed under Sections 13, 14 and 15 of the Exchange Act by the Company and all registration statements and prospectuses (including all financial statements contained therein) to be filed by the Company with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, “Company Public Documents”). Emerson Parent shall have the right to review and comment on any proposed Company Public Document reasonably in advance of the date the same are printed for distribution to the Company’s stockholders, sent to the Company’s stockholders or filed with the SEC, whichever is earliest. The Company shall consider any such comments in good faith and deliver to Emerson Parent, no later than the date the same are printed for distribution to the Company’s stockholders, sent to the Company’s stockholders or filed with the SEC, whichever is earliest, final copies of all Company Public Documents (except to the extent publicly available via the SEC’s EDGAR system). The Company shall file on a date reasonably determined by Emerson Parent, (x) its Quarterly Report on Form 10-Q with the SEC and (y) its Annual Report on Form 10-K with the SEC, unless the Company is otherwise required by Applicable Law. The Parties shall cooperate in preparing all press releases and other statements to be made available by the Company or any other member of the Company Group to the public, including information concerning material developments in the business, properties, results of operations, financial condition or prospects of the Company or any other member of the Company Group. Emerson shall have the right to review and comment on, reasonably in advance, but no later than five (5) Business Days of public release or release to financial analysts or investors (1) all press releases and other statements to be made available by the Company or any other member of the Company Group to the public that relate to financial or accounting matters and (2) all reports and other information prepared by the Company or any other member of the Company Group for release to financial analysts or investors. The Company shall consider any such comments in good faith. No press release, report, registration, information or proxy statement, prospectus or other document which refers, or contains information with respect, to any member of the Emerson Group shall be filed with the SEC or otherwise made public or released to any financial analyst or investor by the Company or any of its Subsidiaries without the prior written consent of Emerson Parent (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to those portions of such document that contain information with respect to any member of the Emerson Group, except as may be required by Applicable Law (in such cases the Company shall use its reasonable best efforts to notify the relevant member of the Emerson Group and to obtain such member’s consent before making such a filing with the SEC or otherwise making any such information public).

(c)             Earnings Releases. The Company shall publicly release its financial results for each annual and quarterly period on or before the first Tuesday of the second month following the quarter end for the quarter to which such results relate.

(d)             Audit.

(i)            Coordination of Auditors. The Company will not change auditors without the prior written consent of Emerson Parent.

(ii)            Access to Personnel and Working Papers. The Company will request the independent certified public accountants of the Company (the “Company Auditors”) to make available to the independent certified public accountants of Emerson Parent (the “Emerson Auditors”) both the personnel who performed or are performing the annual audit of the Company and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the annual audit of the Company, in all cases within a reasonable time before the Company Auditors’ opinion date, so that the Emerson Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the Emerson Auditors’ report on the Emerson Annual Statements, all within sufficient time to enable Emerson to meet its timetable for the printing, filing and public dissemination of the Emerson Annual Statements.

(e)             Operating Review Process. Until the Second Trigger Date, upon Emerson Parent’s request, the Company’s Chief Executive Officer and all other relevant members of the Company’s senior management requested by Emerson Parent shall meet with members of Emerson Parent’s senior management at least four times a fiscal year to discuss matters relating to Emerson’s investment in the Company, including with respect to reviews of the Company’s operations, affairs, finances or results and the Company’s business plan and strategy; provided that following the Second Trigger Date and until the Third Trigger Date, (i) such meetings shall be held at least twice a fiscal year and (ii) if none of the Emerson Directors is a director, officer or employee of Emerson or any member of the Emerson Group, the Company will not be required to discuss the Company’s business plan and strategy at such meetings.

(f)             Disclosure Committee. The Company shall establish a committee (the “Disclosure Committee”) consisting of members of the Company Board or management of the Company to, among other things, assist in preparing the disclosures required under Applicable Law. Emerson shall be entitled to appoint one individual as a non-voting observer to the Disclosure Committee who is entitled to attend meetings of the Disclosure Committee (which non-voting observer need not be a member of the Company Board).

(g)             Compliance. Emerson Parent will be permitted to conduct internal audits on the Company Group to assess the Company Group’s internal controls over financial reporting as well as perform risk assessments on the Company Group’s controls over financial reporting processes. Such internal audits shall be conducted upon reasonable prior written notice to the Company, and any such audit shall not occur more than two (2) times during any twelve (12)-month period, unless reasonably justified. The Company will implement internal control changes as reasonably proposed by Emerson Parent, provided that following the Second Trigger Date and until the Third Trigger Date, the foregoing shall not apply and instead the Company Board shall determine if the Company will implement any internal control changes reasonably proposed by Emerson Parent. Emerson may, from time to time and at any time, request an audit (“Compliance Audit”) of the Company’s compliance programs, policies and procedures (the “Compliance Program”). Each Compliance Audit shall be conducted upon reasonable prior written notice to the Company, and any such Compliance Audit shall not occur more than two (2) times during any twelve (12)-month period, unless reasonably justified. In the event of a Compliance Audit, the Company shall (i) provide such information reasonably requested by Emerson relating to the Compliance Program, (ii) make available during normal business hours its Representatives upon Emerson’s reasonable request and (iii) implement any changes to the Compliance Program as reasonably proposed by Emerson Parent; provided that following the Second Trigger Date and until the Third Trigger Date, the foregoing Section 5.3(g)(iii) shall not apply and instead the Company Board shall determine if the Company will implement any changes reasonably proposed by Emerson Parent to the Compliance Program.

(h)             Notice of Certain Events.

(i)            The Company shall promptly notify Emerson Parent after the Company becomes aware (but no later than two (2) Business Days after it becomes so aware) of any ethics allegations involving violations of law, members of senior management or financial reporting issues, any material investigations (internal or external), or audit or Action regarding or involving any member of the Company Group. The Company shall keep Emerson Parent reasonably apprised of the status of each such allegation, investigation, audit or Action, consult with Emerson Parent with respect thereto and consider in good faith any comments or suggestions from Emerson Parent. In addition, Emerson Parent shall have the right to assume the defense of, and appoint legal counsel for, any such allegation, investigation, audit or Action which, if resolved adversely, could reasonably be expected (in Emerson Parent’s judgment) to result in significant reputational, injunctive or declaratory relief or financial harm to Emerson.

(ii)            The Company shall notify Emerson Parent of any non-material amendment of any disclosure controls and procedures of the Company.

Section 5.4.          Production of Witnesses; Records; Cooperation.

(a)             Except in the case of an adversarial Action by one Party against another Party, each of Emerson and the Company shall use its reasonable efforts to make available to each other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved. The requesting Party shall bear all costs and expenses in connection therewith.

(b)             Without limiting the foregoing, Emerson and the Company shall cooperate and consult to the extent reasonably necessary with respect to any Actions other than an adversarial Action by one Party against another Party.

(c)             The obligation of Emerson and the Company to provide witnesses pursuant to this Section 5.4 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 5.4(a)).

(d)             In connection with any matter contemplated by this Section 5.4, Emerson and the Company will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

Section 5.5.          Privilege. The provision of any information pursuant to this Article V shall not be deemed a waiver of any privilege, including privileges arising under or related to the attorney-client privilege or any other applicable privilege (a “Privilege”). Neither the Company or any member of the Company Group nor Emerson or any member of the Emerson Group will be required to provide any information pursuant to this Article V if the provision of such information would serve as a waiver of any Privilege afforded such information.

Article VI
Dispute Resolution

Section 6.1.          General Provisions.

(a)             Any dispute, controversy or claim arising out of, in connection with, or relating to this Agreement, or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Article VI, which shall be the sole and exclusive procedures for the resolution of any such Dispute except as set forth in Section 6.1(g) and Section 7.12.

(b)             Commencing with an Initial Notice (as defined in Section 6.2), all communications between the Parties or their Representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence for any reason (whether as an admission or otherwise), in any proceeding for the resolution of the Dispute.

(c)             The Parties expressly waive and forego any right to trial by jury.

(d)             The specific procedures set forth below, including the time limits referenced therein, may be modified by agreement of the Parties in writing.

(e)             All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Article VI are pending. The Parties will take such action, if any, required to effectuate such tolling.

(f)             The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, any other state court or federal court having subject matter jurisdiction located within the State of Delaware in connection with any such Dispute, and each Party hereby irrevocably agrees that all claims in respect of any such Dispute or any suit, action or proceeding related thereto may be heard and determined solely in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection that they may now or hereafter have to the laying of venue of any such Dispute brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such Dispute may be enforced in other jurisdictions by suit, on the judgment or in any other manner provided by Applicable Law.

(g)             To the extent a Dispute under this Agreement is not resolved pursuant to Section 6.2 herein, a Party may bring such a Dispute in court solely in accordance with Section 6.1(f) of this Agreement. For the avoidance of doubt, unless pursuant to Section 7.12, a Party may not bring a Dispute in court without first following the procedures set forth in Section 6.2.

Section 6.2.          Consideration by Senior Executives. The Parties shall attempt in good faith to resolve any Dispute by negotiation at a meeting between the Chief Executive Officer of Emerson Parent, on the one hand, and the Chief Executive Officer of the Company, on the other hand. Either Party may initiate the negotiation process by providing a written notice to the other (the “Initial Notice”). Fifteen (15) days after delivery of the Initial Notice, the receiving Party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of the providing Party’s position and (ii) the name and title of any person that will represent that Party and of any other person who will accompany such person. Such meeting may be in person or by telephone within ten (10) Business Days of the date of the Response to seek a resolution of the Dispute.

Section 6.3.          Attorneys’ Fees and Costs. Each Party will bear its own attorneys’ fees and costs incurred in connection with the resolution of any Dispute in accordance with this Article VI.

Article VII
Miscellaneous

Section 7.1.          Corporate Power.

(a)             Each of Emerson Parent and Emerson represents on behalf of itself and the Company represents on behalf of itself, as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)            this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 7.2.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 7.3.          Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”)) transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

If to Emerson Parent or Emerson, to:

Emerson Electric Co.

8000 West Florissant Avenue

P.O. Box 4100

St. Louis, MO 63136

Attention:	Sara Yang Bosco, Senior Vice President, Secretary and General Counsel

Vincent M. Servello, Vice President, Strategy &
Corporate Development

E-mail:	Sara.Bosco@emerson.com

Vincent.Servello@emerson.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention:	Phillip R. Mills

Marc O. Williams

Cheryl Chan

Facsimile No.: (212) 701-5800

E-mail:	phillip.mills@davispolk.com marc.williams@davispolk.com cheryl.chan@davispolk.com

If to the Company, to:

Aspen Technology, Inc.

20 Crosby Drive

Bedford, MA 01730
Attention: SVP and General Counsel

Email: legalnotices@aspentech.com

with copies to (which shall not constitute notice):

Aspen Technology, Inc.

20 Crosby Drive

Bedford, MA 01730
Attention: President and CEO
Email: legalnotices@aspentech.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Attention:	Graham Robinson

Katherine Ashley

Facsimile No.:	(617) 573-4822

Email:	graham.robinson@skadden.com

katherine.ashley@skadden.com

or to such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 7.4.          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.5.          Entire Agreement; No Other Representations and Warranties.

(a)             This Agreement (including the annexes hereto) and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

(b)             Each Party hereby acknowledges and agrees that, except for any representations and warranties made by the other Party as set forth in Section 7.1, neither the other Party nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the other Party, or the accuracy or completeness of any information regarding the other Party in any form in expectation of or in connection with this Agreement.

Section 7.6.          Assignment; No Third-Party Beneficiaries. No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party except that Emerson Parent and Emerson may assign this Agreement to a member of the Emerson Group or in connection with a Transfer of Company Common Stock in accordance with this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 7.7.          Amendment; Waiver.

(a)             Any provision of this Agreement (including any Schedule, the Related Party Transactions Policy and the Pre-Agreed Procedures) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any material amendment or material modification of this Agreement (including any Schedule, the Related Party Transactions Policy and the Pre-Agreed Procedures) shall require the prior written approval of an RPT Committee; provided further that any material waiver of any or all of the Company’s rights granted under this Agreement shall require the prior written approval of an RPT Committee.

(b)             No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 7.8.          Interpretations. The words “hereby,” “herewith,” “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, captions, headings and the division of this Agreement into Articles, Sections and other subdivisions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a particular statute or law shall be deemed also to include any Applicable Law. The sign “$” and the term “dollars” means the lawful currency of the United States of America. References to “or” mean “and/or” unless the context otherwise requires.

Section 7.9.          Exercise of Rights. The exercise of any right under this Agreement by Emerson Parent or Emerson shall be made in each such Person’s sole discretion, subject to Applicable Law and any express limitations set forth in this Agreement.

Section 7.10.      Privileged Matters.

(a)             Each of the Parties agrees, on its own behalf and on behalf of its directors, officers, employees and Affiliates, that the law firms listed on Schedule 7.10(a) (the “Emerson Law Firms”) may serve as counsel to Emerson and the other members of the Emerson Group, on the one hand, and the Emerson Contributed Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions, and that, following consummation of the Transactions, the Emerson Law Firms may serve as counsel to any member of the Emerson Group or any director, officer, employee or Affiliate of any member of the Emerson Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or the Transactions notwithstanding such representation. In connection with any representation expressly permitted pursuant to the prior sentence, the Company hereby irrevocably waives and agrees not to assert, and agrees to cause the other members of the Company Group to irrevocably waive and not to assert any conflict of interest arising from or in connection with (i) prior representation of the Emerson Contributed Subsidiaries by the Emerson Law Firms, and (ii) representation of any member of the Emerson Group prior to and after the Closing by the Emerson Law Firms. As to any privileged attorney-client communications between the Emerson Law Firms and any Emerson Contributed Subsidiary prior to the Closing (collectively, the “Privileged Communications”), the Company, together with any of its Affiliates, successors or assigns, agrees that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Parties after the Closing.

(b)             The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all privileged communications in any form or format whatsoever between or among the Emerson Law Firms, on the one hand, and Emerson, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by Emerson Parent, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any dispute arising under this Agreement or the other Transaction Documents, unless finally adjudicated to not be privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Emerson Parent, shall be controlled by Emerson Parent, and shall not pass to or be claimed by the Company or any other member of the Company Group. The Company agrees that it will not, and that it will cause the other members of the Company Group not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any member of the Emerson Group waive the attorney-client privilege or any other privilege, or otherwise assert that the Company or any other member of the Company Group has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any member of the Emerson Group or the Emerson Law Firms.

(c)             The Company further agrees, on behalf of itself and on behalf of the other members of the Company Group, that all communications in any form or format whatsoever between or among any of the Emerson Law Firms, Emerson Parent, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any of their respective directors, officers, employees or other Affiliates or Representatives that relate to the negotiation, documentation and consummation of the Transactions, any alternative transactions to the Transactions presented to or considered by Emerson Parent, any other member of the Emerson Group or the Emerson Contributed Subsidiaries, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to Emerson Parent, shall be controlled by Emerson Parent and ownership thereof shall not pass to or be claimed by the Company or any other member of the Emerson Group.

(d)             Notwithstanding the foregoing, in the event that a dispute arises between the Company or any other member of the Company Group, on the one hand, and a third party other than Emerson Parent, any other member of the Emerson Group or their respective Affiliates, on the other hand, then the Company or such other member of the Company Group may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided that to the extent such dispute relates to this Agreement, the other Transaction Documents or the Transactions, none of the Company or any other member of the Company Group may waive such privilege without the prior written consent of Emerson Parent. If the Company or any other member of the Company Group is legally required to access or obtain a copy of all or a portion of the Privileged Deal Communications, then the Company shall promptly (and, in any event, within three (3) Business Days) notify Emerson Parent in writing (including by making specific reference to this Section 7.10(d)) so that Emerson Parent can, at its sole cost and expense, seek a protective order, and the Company agrees to use commercially reasonable efforts to assist therewith.

(e)             This Section 7.10 shall apply mutatis mutandis with respect to the representation by the law firms listed on Schedule 7.10(e) of any member of the Company Group and any successors thereof.

Section 7.11.      Counterparts; Electronic Transmission of Signatures. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each Party has received a counterpart hereof signed by the Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.12.      Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

EMERSON ELECTRIC CO.

By:	/s/ Vincent Servello
	Name:	Vincent Servello
	Title:	Vice President, Strategy and Corporate Development

EMR WORLDWIDE INC.

By:	/s/ John Sperino
	Name:	John Sperino
	Title:	Vice President & Secretary

ASPEN TECHNOLOGY, INC.

By:	/s/ Antonio J. Pietri
	Name:	Antonio J. Pietri
	Title:	President and Chief Executive Officer

[Signature Page to Stockholders Agreement]

SCHEDULE 4.5(b)
RELATED PARTY TRANSACTIONS POLICY

Article I

General Requirements for Related Party Transactions

1.	Except as otherwise provided by the Stockholders Agreement among Aspen Technology, Inc. a Delaware corporation, Emerson Electric Co., a Missouri corporation, and EMR Worldwide Inc., a Delaware corporation dated May 16, 2022 to which this Schedule 4.5(b) is attached (as it may be amended from time to time, the “Stockholders Agreement”), all Related Party Transactions shall be governed by the following standing policies and procedures. Capitalized terms utilized but not defined herein shall have the meanings given to them in the Stockholders Agreement.

2.	For the avoidance of doubt, Related Party Transactions shall be subject solely to the express requirements, if any, of the Stockholders Agreement relating to Related Party Transactions and, to the extent applicable pursuant to the Stockholders Agreement, this Schedule 4.5(b), and shall not be subject to any other related party, conflict of interest or similar policy or procedure of any member of the Company Group.

Article II

Definitions

1.	“Designated Officer” means the General Counsel of the Company or such other person designated by the Company Independent Directors from time to time.

2.	“Material Related Party Transaction” means (i) any Related Party Transaction that meets the Threshold, (ii) any material amendment to, or material modification of, any existing Related Party Transaction (that was not at the time of its entry a Material Related Party Transaction) which results in such Related Party Transaction meeting the Threshold, (iii) any material amendment to, or material modification or termination (other than as a result of expiration or non-renewal) of, or material waiver, material consent or material election under, any Previously Approved Related Party Transaction, (iv) any Related Party Transaction for which a member of the Echo Group requests approval from an RPT Committee or (v) any matter under the Stockholders Agreement expressly requiring approval from, or an agreement with, an RPT Committee. The determination as to whether a matter is “material” in clauses (ii) and (iii) of the foregoing shall be made by the Company Independent Directors and Echo and such determination shall be conclusive for all purposes of the Stockholders Agreement; provided that if the Company Independent Directors and Echo do not agree upon such determination, then the issue shall be resolved in accordance with Article VI of the Stockholders Agreement.

3.	“Threshold” means any Related Party Transaction involving a payment (together with all substantially related payments) by any one or more members of the Echo Group to any one or more members of the Company Group or from any one or more members of the Echo Group to any one or more members of the Company Group (i) with respect to sales of assets or businesses, of at least $25 million of total expected consideration, (ii) with respect to commercial agreements, of at least $5 million expected on an annual basis and (iii) with respect to all other transactions, of at least $5 million. The determination as to whether payments are “substantially related” in the foregoing shall be made by the Company Independent Directors and Echo and such determination shall be conclusive for all purposes of the Stockholders Agreement; provided that if the Company Independent Directors and Echo do not agree upon such determination, then the issue shall be resolved in accordance with Article VI of the Stockholders Agreement.

4.	Previously Approved Related Party Transaction” means any (i) Related Party Transaction that meets the Threshold and which has previously been approved by an RPT Committee in accordance with this Related Party Transactions Policy or (ii) any Pre-Closing Related Party Transaction.

Article III

Reporting Process

1.	Any officer or employee of the Company who is directly responsible for the oversight of a potential Material Related Party Transaction shall, in each case, promptly notify in writing the Designated Officer upon becoming aware of such, who shall provide prompt written notice thereof to the Company Independent Directors. Promptly following receipt of such written notice (and, in any event, within seven days), the Board of Directors shall form an RPT Committee consisting of at least two Company Independent Directors that are designated by a majority of the Independent Directors to review such potential Material Related Party Transaction in accordance with Article IV hereof unless the Company Independent Directors determine in good faith that such transaction does not constitute a Material Related Party Transaction (subject to the other requirements in the definition of Material Related Party Transaction for determining if a Related Party Transaction is a Material Related Party Transaction).

2.	No member of the Company Group shall enter into a Material Related Party Transaction without prior written approval from an RPT Committee in accordance with the procedures in Article IV. Notwithstanding the foregoing, the Company Independent Directors may determine in good faith that a Material Related Party Transaction subject to RPT Committee approval may be ratified after the fact, in which case the applicable member of the Company Group may enter into such Material Related Party Transaction and an RPT Committee shall promptly thereafter be formed to review and, if applicable, approve such Material Related Party Transaction; provided that: (i) the terms of such Material Related Party Transaction shall include a provision allowing the applicable member of the Company Group to terminate such Material Related Party Transaction in the event subsequent RPT Committee approval is not obtained (subject to other terms as shall be negotiated with the applicable counterparty); (ii) there shall be no adverse contractual consequence to either party upon termination of the Material Related Party Transaction; and (iii) if subsequent RPT Committee approval is not obtained, the applicable member of the Company Group shall take all actions to promptly terminate such Material Related Party Transaction.

3.	Any Related Party Transaction that does not meet the Threshold may be entered into by any member of the Company Group subject to the applicable approval of the Company’s management. Within 30 days after the end of each fiscal quarter, the Designated Officer shall deliver a written report to the Company Independent Directors detailing any such Related Party Transactions entered into by any member of the Company Group during such calendar quarter.

4.	Subject to compliance with the policies and procedures in this Schedule 4.5(b), for the avoidance of doubt, officers, directors or employees of any member of the Company Group that are also officers, directors or employees of any member of the Echo Group may participate in the negotiation, execution, amendment, waiver or termination of any Related Party Transaction on behalf of the Echo Group.

Article IV

Review Process

1.	In reviewing and determining whether to approve or not approve any Material Related Party Transaction, or to make the determination contemplated by the second sentence of Article III, Section 2, the applicable RPT Committee shall have the authority to obtain assistance from employees of the Company, including its legal and financial staff, and to retain such external advisors as it deems necessary in its sole discretion for the performance of its duties hereunder. The Company shall pay the fees and expenses of all such external advisors.

2.	When evaluating a Material Related Party Transaction, the applicable RPT Committee shall take into account the following:

a.	the transaction should not be inconsistent with the best interest of the Company and all of its stockholders, including stockholders other than the Echo Group; and

b.	the transaction should be on terms no less favorable to the Company than terms generally available from an unaffiliated third party if such terms could generally be available from an unaffiliated third party.

3.	The applicable RPT Committee shall maintain a written record of its determination with respect to each Material Related Party Transaction it reviews, including the factors considered and conclusion reached, which written record shall be delivered to the Company Independent Directors following dissolution of such RPT Committee.

SCHEDULE 4.5(c)
PRE-AGREED PROCEDURES

Reference is made to the Stockholders Agreement among Aspen Technology, Inc. a Delaware corporation, Emerson Electric Co., a Missouri corporation and EMR Worldwide Inc., a Delaware corporation dated May 16, 2022 (as it may be amended from time to time, the “Stockholders Agreement”). Capitalized terms utilized but not defined herein shall have the meanings given to them in the Stockholders Agreement.

“Other Company Securities” means: (i) Earnout Shares and (ii) Equity Awards.

ARTICLE I

PROPOSED PURCHASE PRICE

1.	In the case of any issuance or sale of Company Securities (other than an issuance for cash (other than a public offering of Company Securities) or offer from a prospective third party for cash) subject to Section 4.3 or Section 4.4 of the Stockholders Agreement, the Proposed Purchase Price (as contemplated by Section 4.3(b)(iii) and Section 4.4(b)(iii) of the Stockholders Agreement) in connection with such issuance or sale shall be as follows (unless (x) Echo elects to propose a different purchase price or procedure which is agreed to by an RPT Committee or (y) to the extent Article III of this Schedule 4.5(c) is applicable, Echo exercises its rights pursuant to Article III of this Schedule 4.5(c) (and the exercise of such rights is approved as set forth in Article III of this Schedule 4.5(c)) in which case Article III of this Schedule 4.5(c) shall apply):

a.	in the case of Company Common Stock issued or proposed to be issued (in whole or in part) as consideration in any M&A Transaction (including as any earnout, holdback, escrow or contingent payment (such Company Common Stock, the “Earnout Shares”)), a purchase price per share of Company Common Stock that is the lowest of (i) the average of the daily volume weighted average price of Company Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Company Board) for the twenty (20) consecutive trading days (the “20-Day VWAP”) ending on and including the last trading day prior to the signing of any definitive agreement with respect to, such transaction, (ii) the closing trading price of Company Common Stock on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Company Board) (the “Spot Price”) on the last trading day prior to the signing of any definitive agreement with respect to, such transaction, (iii) the 20-Day VWAP ending on and including the last trading day prior to the consummation of such transaction and (iv) the Spot Price on the last trading day prior to the consummation of such transaction; provided that in the case of any Earnout Shares, Echo shall only have the right to buy shares of Company Common Stock up to its Percentage Maintenance Share as such Earnout Shares are actually issued (but at the same purchase price as set forth in this clause (a)).

b.	in the case of a public offering of Company Securities, a purchase price per Company Security that is equal to the per Company Security price at which the underwriting bank(s) sells the portion of the offering sold to Persons other than members of the Echo Group; provided that if such price is more than ten percent (10%) less than the-then current trading price of such Company Security, Echo shall have the ability to request to purchase more than its Pro Rata Portion or Percentage Maintenance Share, as applicable, of such Company Securities in which case the Company and the applicable underwriting bank(s) shall have the ability to allocate accordingly and, for the avoidance of doubt, such allocation decision by the Company and such banks shall not be subject to the approval of an RPT Committee; and

c.	in all other cases (other than Equity Awards and Closing Equity Awards) in which (i) Company Common Stock is issued or sold or proposed to be issued or sold (including upon the conversion or exchange of any other Company Security), at a purchase price per share of Company Common Stock that is the lowest of (A) the 20-Day VWAP ending on and including the last trading day prior to the signing of any definitive agreement with respect to, such issuance, (B) the Spot Price on the last trading day prior to the signing of any definitive agreement with respect to, such issuance, (C) the 20-Day VWAP ending on and including the last trading day prior to the consummation of such issuance and (D) the Spot Price on the last trading day prior to the consummation of such issuance, and (ii) any other Company Security is issued or sold, at a purchase price proposed by an RPT Committee.

ARTICLE II

Equity Awards

1.	To the extent permitted under Nasdaq rules, the Company hereby grants to Echo, with respect to each fiscal quarter of the Company after the date of the Stockholders Agreement: (i) the right to purchase shares of Company Common Stock up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale by the Company of restricted stock units, restricted shares, performance units or similar securities or rights (“RSUs”) issued, granted or sold during such fiscal quarter after the date of the Stockholders Agreement, (ii) the right to purchase shares of Company Common Stock up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale by the Company of stock options, warrants, stock appreciation rights, calls, subscriptions or similar securities or rights to acquire Company Common Stock (“Options”) issued, granted or sold during such fiscal quarter after the date of the Stockholders Agreement and (iii) the right to purchase Company Securities up to its Equity Award Percentage Maintenance Share in connection with the issuance, grant or sale of Company Securities pursuant to any “at the market” program or other similar mechanism (“ATM Program Securities”) during such fiscal quarter after the date of the Stockholders Agreement. The Company Common Stock or other Company Securities that Echo has the right to purchase pursuant to this Section 1 of this Article II are the “Equity Awards”. For purposes of this Article II, “Equity Award Percentage Maintenance Share” means, with respect to any fiscal quarter of the Company after the date of the Stockholders Agreement, a number of shares of Company Common Stock or other Company Securities, as applicable as specified in this Section 1 of this Article II, such that, after taking into account the total number of outstanding Company Securities (on a Fully-Diluted basis) at the end of such fiscal quarter after giving effect to RSUs, Options or ATM Program Securities issued or sold during such fiscal quarter (including the Equity Award Percentage Maintenance Share in full) and excluding any other issuances or sales of Company Securities by the Company during the fiscal quarter and excluding any purchases, dispositions or sales of Company Securities by members of the Echo Group during the fiscal quarter (but for the avoidance of doubt including the Equity Award Percentage Maintenance Share in full), the Echo Fully-Diluted Ownership Percentage would be, assuming Echo acquired such number of shares of Company Common Stock or other Company Securities, equal to the Echo Fully-Diluted Ownership Percentage at the start of such fiscal quarter.

2.	Without limiting Echo’s rights pursuant to Section 3.6 of the Stockholders Agreement, the Company shall provide written notice to Echo within five (5) Business Days after the end of each fiscal quarter of the Company after the date of the Stockholders Agreement (the “Quarterly Issuance Notice”). The Quarterly Issuance Notice for any fiscal quarter shall set forth (w) (A) the number of RSUs or Options issued, granted or sold during such fiscal quarter and the number of shares of Company Common Stock issuable thereunder and (B) the number, type and price of ATM Program Securities issued, granted or sold during such fiscal quarter, (x) the Percentage Maintenance Share with respect to such issuances, grants and sales described in the preceding clause (w) for such fiscal quarter (the aggregate amount of Company Common Stock and other Company Securities that Echo is entitled to purchase pursuant to such Quarterly Issuance Notice, the “Quarterly Offered Securities”), (y) the Specified Purchase Price for each Quarterly Offered Security and (z) supporting detailed calculations of, and related documentation for, all such amounts.

a.	“Specified Purchase Price” means:

(i)	in the case of any Company Common Stock that Echo has the right to buy in connection with the issuance, grant or sale of an RSU or an Option, a per share price equal to the Spot Price on the last trading day of the fiscal quarter in which such RSU or Option was issued, granted or sold; and

(ii)	in the case of any ATM Program Security that Echo has the right to buy, a per share price equal to the weighted average of the price at which all ATM Program Securities were issued during the fiscal quarter in which such Company ATM Program Securities were issued.

3.	For a period of forty-five (45) days (such period, as it may be extended pursuant to the proviso of this sentence, the “Quarterly Election Period”) following the receipt by Echo of a Quarterly Issuance Notice, Echo shall have the right to elect irrevocably to purchase all or a portion of the Quarterly Offered Securities at the applicable Specified Purchase Prices noted in the Quarterly Issuance Notice by delivering a written notice to the Company; provided that, following receipt of a Quarterly Issuance Notice, with respect to any or all of the Quarterly Offered Securities, Echo may agree upon a different applicable Specified Purchase Price with an RPT Committee in accordance with the Related Party Transactions Policy in which case (i) Echo shall purchase such Quarterly Offered Securities at such other applicable Specified Purchase Price and (ii) the Quarterly Election Period shall be tolled for so long as Echo and an RPT Committee are working in good faith to agree on such other applicable Specified Purchase Price until such time as Echo and such RPT Committee agree on such other applicable Specified Purchase Price. If, at the termination of the Quarterly Election Period, Echo shall not have delivered such notice to the Company, Echo shall be deemed to have waived all of its rights under this Article II with respect to the purchase of the Quarterly Offered Securities for such fiscal quarter.

4.	The closing of any purchase by Echo pursuant to this Article II shall be consummated promptly following Echo’s delivery of such notice; provided that the closing of any such purchase by Echo may be extended (i) to the extent necessary to obtain any required approval of a Governmental Authority or (ii) to the extent Company stockholder approval is required under the Nasdaq rules, in which case the Company and Echo shall use their respective reasonable best efforts to obtain such approval(s) and after receipt of such approval(s), the Company and Echo shall consummate such closing; and provided further that the Echo Ownership Percentage and the Echo Fully Diluted Ownership Percentage shall at all times during this period be calculated as if Echo shall have exercised its rights pursuant to this Article II in full until such time that (i) such sale to Echo is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Echo from acquiring such Company Securities, (iii) in the case Company stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Echo not be approved or (iv) Echo determines not to exercise its right pursuant to this Article II.

5.	For the avoidance of doubt, without limiting any of Echo’s rights in the Stockholders Agreement, Echo shall not have any rights pursuant to Section 4.3 or Section 4.4 of the Stockholders Agreement to buy its Pro Rata Portion or Percentage Maintenance Share of Company Common Stock that are issued upon the exercise or vesting of (i) RSUs or Options described in this Article II at the time of such issuance or (ii) RSUs or Options granted prior to the Closing.

ARTICLE III

M&A TRANSACTION

1.	This Article III shall apply from the date of the Stockholders Agreement until the Second Trigger Date.

2.	Without limiting Section 3.6, 4.3 or 4.4 of the Stockholders Agreement or Article I of this Schedule 4.5(c), in the event the Company desires to enter into any definitive agreement for any M&A Transaction and proposes to obtain any financing for such transaction (including an M&A Transaction in which Company Common Stock is proposed to be issued (in whole or in part) as consideration for such M&A Transaction), the Company shall provide the terms of such M&A Transaction and required financing, a copy of any draft definitive agreement relating to such M&A Transaction, and any other information reasonably requested by Echo, no later than thirty (30) days prior to the entry into such definitive agreement, and Echo shall have the right (but not the obligation) to provide a percentage of such financing equal to or greater than the Echo Fully-Diluted Ownership Percentage (but no more than 100%) at its election: (i) in exchange for additional Company Common Stock, (ii) pursuant to a credit agreement, promissory note, bond or other debt instrument (a “Debt Instrument”) issued by a member of the Company Group or (iii) pursuant to a Debt Instrument which is, entirely or partially, permitted to be accounted for as equity in accordance with GAAP (as defined in the Transaction Agreement) at the date of issuance (a “Hybrid Instrument”) issued by a member of the Company Group, in each case, in accordance with the terms set forth in Section 2(a), Section 2(b) and Section 2(c), respectively, of this Article III, or, at Echo’s election, as otherwise agreed by an RPT Committee.

a.	In the case of clause (i) above, the price per share of Company Common Stock shall be the product of (1) the lower of (x) the 20-Day VWAP ending on and including the last trading day prior to the signing of any definitive agreement with respect to, such transaction and (y) the Spot Price on the last trading day prior to the signing of any definitive agreement with respect to, such transaction and (2) 0.95.

b.	In the case of clause (ii) above, Echo shall propose the collateral or security required for such Debt Instrument, if any, and the applicable interest rate of such Debt Instrument shall be the greater of (1) (x) the observable (or imputed) yield on publicly traded Debt Instruments of similar terms issued by any member of the Company Group plus (y) 50 basis points and (2) the greater of the average and median of the interest rates proposed in at least two (2) indications for acquisition debt on similar security terms that are received from commercial or investment banks by Echo. For the avoidance of doubt, any Debt Instrument in accordance with the foregoing terms shall not be subject to the approval of an RPT Committee with respect to any other terms of such Debt Instrument.

c.	in the case of clause (iii), (1) Echo shall propose the collateral or security required for such Hybrid Instrument, if any, (2) the applicable interest rate of such Hybrid Instrument shall be the greater of the average and median of the interest rates proposed in at least two (2) indications for acquisition debt on similar security terms that are received from commercial or investment banks by Echo and (3) the applicable conversion price of such Hybrid Instrument shall be the greater of the average and median of the conversion prices proposed in at least two (2) indications for acquisition debt on similar security terms that are received from commercial or investment banks by Echo. For the avoidance of doubt, any Hybrid Instrument in accordance with the foregoing terms shall not be subject to the approval of an RPT Committee with respect to any other terms of such Hybrid Instrument.

3.	Echo shall notify the Company if it elects to provide any such financing, the structure of any such financing if it so elects, and the terms of such financing in accordance with this Article III if it so elects, no later than twenty (20) days after receipt of notice from the Company regarding such M&A Transaction and financing. For the avoidance of doubt, it shall be a breach by the Company of the Stockholders Agreement if the Company obtains any financing for any M&A Transaction without following the procedures set forth in this Article III and providing Echo with an opportunity to provide such financing as set forth herein.

4.	Notwithstanding anything to the contrary herein, the financing that Echo elects to provide pursuant to this Article III shall be subject to the approval of an RPT Committee and, if not so approved, Echo shall not provide such financing pursuant to this Article III; provided that, for the avoidance of doubt, if such financing is not so approved, Echo shall continue to have all of its other rights under the Stockholders Agreement, including pursuant to Section 4.3 and 4.4 of the Stockholders Agreement and the other provisions of this Schedule 4.5(c). For the avoidance of doubt, any transaction consummated pursuant to Section 2 of this Article III, if completed in accordance with the terms and procedures set forth herein including the approval of an RPT Committee, shall not be otherwise subject to the Related Party Transactions Policy (or any other related party, conflict of interest or similar policy or procedure of any member of the Company Group).

ARTICLE IV

CURE PERIODS

1.	For a period of forty-five (45) days beginning on the date on which Echo notifies the Company of the Deconsolidation Trigger (such period, the “Consolidation Cure Period”), Echo shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Echo Ownership Percentage at the end of the Consolidation Cure Period shall be up to fifty-five percent (55%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day prior to the beginning of the Consolidation Cure Period and (y) the Spot Price on the last trading day prior to the beginning of the Consolidation Cure Period; provided that this Section 1 of this Article IV shall be of no further force and effect on the date that is six months following the end of Echo’s first full fiscal year for which the Echo Group does not consolidate the Company’s financial statements with the Echo Group’s financial statements in accordance with GAAP.

a.	“Deconsolidation Trigger” means the members of the Echo Group no longer being required (or in good faith, after consultation with accounting advisors, believing they will no longer be required) to consolidate the Company’s financial statements with the Echo Group’s financial statements in accordance with GAAP.

2.	For a period of forty-five (45) days beginning on the earliest of (x) the date on which the Company notifies Echo in writing of the First Trigger, (y) the date on which Echo makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the First Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Echo Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the First Trigger (such period, the “First Cure Period”), Echo shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Echo Ownership Percentage at the end of such First Cure Period shall be up to fifty-five percent (55%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day of the First Cure Period and (y) the Spot Price on the last trading day of the First Cure Period.

3.	For a period of forty-five (45) days beginning on the earliest of (x) the date on which the Company notifies Echo in writing of the Second Trigger, (y) the date on which Echo makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Second Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Echo Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Second Trigger (such period, the “Second Cure Period”), Echo shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Echo Ownership Percentage at the end of such Second Cure Period shall be up to fifty-five percent (55%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day of the Second Cure Period and (y) the Spot Price on the last trading day of the Second Cure Period.

4.	For a period of forty-five (45) days beginning on the earliest of (x) the date on which the Company notifies Echo in writing of the Third Trigger, (y) the date on which Echo makes an amendment to its Schedule 13D filing under the Exchange Act to disclose the Third Trigger and (z) the date on which the General Counsel or Chief Financial Officer of Echo Parent gains actual knowledge (and not constructive, imputed or other similar concepts of knowledge) of the Third Trigger (such period, the “Third Cure Period”), Echo shall have the right, upon notice to the Company, to elect to purchase a number of shares of Company Common Stock such that the Echo Ownership Percentage at the end of such Third Cure Period shall be up to twenty percent (20%), at a price per share of Company Common Stock equal to the lower of (x) the 20-Day VWAP ending on and including the last trading day of the Third Cure Period and (y) the Spot Price on the last trading day of the Third Cure Period.

5.	The closing of any purchase by Echo pursuant to this Article IV shall be consummated promptly following Echo’s delivery of the notice to the Company pursuant to Section 1, Section 2, Section 3 or Section 4 of this Article IV; provided that the closing of any such purchase by Echo may be extended (i) to the extent necessary to obtain any required approval of a Governmental Authority or (ii) to the extent Company stockholder approval is required under the Nasdaq rules, in which case the Company and Echo shall use their respective reasonable best efforts to obtain such approval(s) and after receipt of such approval(s), the Company and Echo shall consummate such closing; provided that the Echo Ownership Percentage and the Echo Fully-Diluted Ownership Percentage shall at all times during this period be calculated as if Echo shall have exercised its rights pursuant to this Article IV in full until such time that (i) such sale to Echo is consummated, (ii) in the case of a required approval of a Governmental Authority, there is a final, non-appealable court order prohibiting Echo from acquiring such Company Securities, (iii) in the case Company stockholder approval is required under the Nasdaq rules, such stockholder vote shall have occurred and such sale to Echo not be approved or (iv) Echo determines not to exercise its rights pursuant to this Article IV.